UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DISCOVERY LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(215) 488-9300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 9, 2015

To the Stockholders of Discovery Laboratories, Inc.:

The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the “Company”), will be held on June 9, 2015, at 8:00 a.m. at the Homewood Suites, 2650 Kelly Road, Warrington, Pennsylvania 18976, for the following purposes:

I.
To elect five members to our Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

II.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015 (Proposal 2);
III.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice (Proposal 3); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 13, 2015 (“Record Date”) are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.  A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 for a period of 10 days prior to the meeting.

Your vote is very important.  Please vote – by telephone, via the Internet, by mailing your properly executed proxy card or voting instruction, or in person at the Annual Meeting in accordance with the voting instructions included in the accompanying Proxy Statement.  If you have any questions or need assistance in voting your shares, please call the firm assisting us in our solicitation of proxies:

Morrow & Co., LLC
470 West Ave.
Stamford, CT 06902
1-203-658-9400

By Order of the Board of Directors

Mary B. Templeton, Esq.
Senior Vice President, General Counsel &
Corporate Secretary

Warrington, Pennsylvania
April 28, 2015

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2015: this Notice of Annual Meeting of Stockholders and our Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available for viewing, printing and downloading at http://www.ezodproxy.com/discoverylabs/2015.

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DISCOVERY LABORATORIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2015

Proxies and voting instructions in the form enclosed with this Proxy Statement are solicited by the Board of Directors (“Board”) of Discovery Laboratories, Inc., a Delaware corporation (referred to as “we,” “our,” “us,” and “the Company”), with principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2015, at 8:00 a.m. at the Homewood Suites, 2650 Kelly Road, Warrington, Pennsylvania 18976, and at any adjournment or postponement thereof.  We expect that this Proxy Statement and the form of proxy will be mailed on or about April 28, 2015 to stockholders as of the record date of April 13, 2015 the (“Record Date”).

What is included in these materials?
These materials include our Proxy Statement for the Annual Meeting, a proxy card for recording your vote, and our 2014 Annual Report to Stockholders, which includes our year-end, audited consolidated financial statements.

What matters will be voted on at the Annual Meeting?
The proposals to be taken up at the meeting are the following:

1.
To elect five members to our Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015 (Proposal 2);

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3); and

To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Who may vote at the Annual Meeting?
Only stockholders of record of shares of our common stock, par value $0.001 per share (“Common Stock”) as of April 13, 2015 may vote at the Annual Meeting (and any adjournments or postponements of the Annual Meeting).  As of the Record Date, 85,748,500 shares of Common Stock were outstanding and entitled to vote at the meeting.

If you plan to attend the Annual Meeting in person, please bring with you a photo ID and evidence of your stock ownership as of the Record Date.  Your shares may be (i) registered directly in your name on our books and maintained by our transfer agent or (ii) held for you by a bank, advisory or brokerage firm or other financial institution (individually and collectively referred to in this Proxy Statement as “broker(s)”).  If held by a broker, you will need evidence of your stock ownership as of the Record Date from the broker that holds your shares.

What if my shares are held for me in “street name”?
Shares held by brokers on behalf of beneficial owners of our Common Stock are considered to be held in “street name.”  In that case, the brokers or their nominees are the registered holders on our books (maintained for us by our transfer agent) and generally are required to vote shares in accordance with their customers’ voting instructions.  Accordingly, if your shares are held in “street name,” to vote your shares you will need to provide voting instructions to your broker.  Your broker will then vote a single proxy reflecting all voting instructions received from beneficial owners.  If your shares are held in “street name” and you have not received information about the methods available to you to vote your shares, you should ask your broker for instructions for voting your shares.  As your vote is very important, please be sure to provide voting instructions to your broker.

What are broker “non-votes”?
If your shares are held in “street name,” a broker “non-vote” occurs when a broker does not vote on one or more proposals because you have not given specific voting instructions with respect to “non-discretionary” proposals.  However, if you do not give your broker specific voting instructions with respect to “discretionary” proposals, your broker may nevertheless be permitted to vote your shares.  Under the rules of The NASDAQ Stock Market® (“Nasdaq”), the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered “non-discretionary” proposals.  The proposal to ratify the appointment of our auditors (Proposal 2) is considered a “discretionary” proposal.

Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business generally at our Annual Meeting (see, “How will a quorum be established at the Annual Meeting?” below), but they will not be counted for purposes of determining the number of shares represented and voted with respect to “non-discretionary” proposals.  If you do not give your broker specific voting instructions for each of the non-discretionary proposals, your shares will not be included in the tabulation to determine if we have received the required number of votes needed to approve these very important proposals.

How will a quorum be established at the Annual Meeting?
To transact any business at the Annual Meeting, at least a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be present in person or by proxy.  For purposes of determining whether there is a quorum, the following shares are counted as present:

•	Shares represented by stockholders attending the Annual Meeting in person, whether or not they vote all their shares;
•	All shares represented by validly delivered proxies which contain one or more abstentions or which have votes withheld from any nominee for director; and
•	Shares represented by validly delivered proxies containing broker “non-votes.”

How does the Board recommend that I vote my shares?
The Board recommends that you vote as follows:

•	“FOR” the election of the Board’s nominees for director (Proposal 1);

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015 (Proposal 2); and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3).

How are stockholder votes counted?
All telephone and Internet votes submitted by stockholders whose shares are carried directly on our books before 7:00 p.m. (EDT), June 8, 2015, and all properly executed proxies and broker instructions that are received in time to be counted at the Annual Meeting (and not properly revoked) will be counted.  Where a choice has been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with those specifications.  Where a choice has not been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with the Board’s recommendation.

In the election of directors under Proposal 1, you may vote your shares “FOR” each nominee or you may mark your vote “WITHHELD” for any one or more nominees.  The nominees for directors are elected by a plurality of the votes cast at the Annual Meeting in person or by proxy.  Therefore, the five nominees receiving the highest number of “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as directors and will constitute our entire Board.  Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will be voted for the election of the nominees in accordance with the Board’s recommendation.  Where a stockholder proxy or vote via telephone or Internet indicates withheld authority to vote for a particular nominee or nominees, the shares will not be voted for that particular nominee or nominees.

For each of Proposals 2 and 3, you may determine to vote “FOR,” “AGAINST,” or “ABSTAIN” from voting.  Abstentions are counted as present and voting on a proposal; therefore, a vote to “ABSTAIN” will have the same effect as a vote “AGAINST.”  Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will be voted for a matter in accordance with the Board’s recommendations.  Broker “non-votes” are not considered to have been voted for non-discretionary proposals and are not counted as present in determining whether non-discretionary proposals have been approved by a majority of the shares present and entitled to vote on the proposals.  It is our understanding that Proposal 2 will be deemed a discretionary proposal and Proposals 1 and 3 will be deemed non-discretionary proposals.  Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of shares voting in person or by proxy on the proposal.

If any other matter not discussed in this Proxy Statement is presented at the Annual Meeting and upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

How can I revoke a vote submitted prior to the Annual Meeting?
You can revoke a vote at any time prior to the Annual Meeting and you may thereafter attend and vote at the Annual Meeting.  You can revoke a vote as follows:

•	If you voted originally by telephone or via the Internet, enter new instructions on the same voting system before 7:00 p.m. (EDT), June 8, 2015; or

•
If you voted by giving your vote to our proxy solicitor, Morrow & Co., LLC (“Morrow”) via telephone, call Morrow at 1-203-658-9400 before 7:00 p.m. (EDT) on June 8, 2015 and advise them that you wish to revoke or change your vote; or

•	If your shares are registered in your name on our books,

o	send a written notice of revocation to us, attention Corporate Secretary, which must be received prior to the close of voting at the Annual Meeting on June 9, 2015; or

o	attend the Annual Meeting and vote in person (or send a personal representative with an appropriate proxy); or

•	If you hold your shares in “street name,”

o	contact the broker that delivered your Proxy Statement for instructions about how to change your vote; or

o
if you wish to change your vote by attending the Annual Meeting, you must contact your broker for documentation – only your broker may change voting instructions with respect to shares held in “street name.”

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE VOTE NOW.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock (i) unless otherwise noted, as of March 31, 2015, by each current director and each executive officer set forth in the table below (each a “Named Executive Officer”) as of that date, (ii) as of March 31, 2015, by all directors and executive officers as a group, and (iii) as of the date noted in each related footnote, by the entities known by us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Non-Executive Directors
John R. Leone	25,278	35,000	60,278	*
Joseph M. Mahady	4,734	35,000	39,734	*
Bruce A. Peacock	4,734	57,667	62,401	*
Marvin E. Rosenthale, Ph.D. (3)	28,067	66,667	94,734	*

Named Executive Officers
John G. Cooper	62,357	727,334	789,691	*
John A. Tattory	41,296	208,000	249,296	*
Steven G. Simonson, M.D.	5,352	53,334	58,686	*
Thomas F. Miller, Ph.D., MBA	55,000	459,334	514,334	*
Thomas C. Hoy	42,879	183,334	226,213	*
Former Named Executive Officer
Russell G. Clayton, D.O.	34,357	247,001	234,690	*

Executive Officers and Directors as a group (12 persons) (4)	400,901	2,489,839	2,890,740	3.28%

5% Security Holders
FMR LLC with respect to various mutual funds (5) 82 Devonshire Street Boston, MA 02109	12,800,619	–	12,800,619	14.93%

Deerfield Management Company, L.P. (6) 780 3rd Avenue, 37th Floor New York, NY 10017	3,659,700	7,265,080	10,924,780	9.98%

Broadfin Capital, LLC (7) 237 Park Avenue, Suite 900 New York, New York 10017	8,066,000	–	8,066,000	9.41%

DAFNA Capital Management, LLC (8) 10990 Wilshire Blvd., Ste 1400 Los Angeles, CA 90024	5,698,739	275,000	5,973,739	6.94%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and includes voting and investment power with respect to shares of Common Stock.  Shares of Common Stock, and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2015 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding any options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group.  As of March 31, 2015, 85,748,500 shares of Common Stock were issued and outstanding.  The address of each individual person is c/o Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

(2)
Common Stock Equivalents represent shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2015 held by each person or group named above.

(3)	Total beneficial ownership shown in the table includes 8,333 shares held by or for the benefit of his spouse, as to which Dr. Rosenthale disclaims beneficial ownership.

(4)	This information is based on the most recent Form 4s filed with the SEC by the Executives on March 31, 2015. This information does not include the shares attributable to Dr. Clayton.

(5)
This information is as of December 31, 2014 and is based on a Schedule 13G/A filed with the SEC on February 13, 2015, by FMR LLC (“FMR”), Edward C Johnson 3d, Director and Chairman of FMR, and Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR.  FMR is a parent holding company reporting on behalf of the following subsidiaries, each of which beneficially owns shares of Common Stock (i) Fidelity Management & Research Company (“FMR Co.”), a wholly-owned subsidiary of FMR and an investment adviser registered under the Investment Company Act of 1940 (“1940 Act”), which beneficially owns 5% or more of our outstanding Common Stock, and (ii) Pyramis Global Advisors Trust Company, a bank as defined under §3(a)(6) of the Exchange Act.

(6)
This information is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC on February 17, 2015, by (i) Deerfield Mgmt, L.P., general partner of the entities identified in clauses (iv) through (vi) with respect to securities beneficially owned by such entities, (ii) Deerfield Management Company, L.P., an investment adviser for the entities identified in clauses (iv) through (vii) with respect to securities beneficially owned by such entities, (iii) James E. Flynn, (iv) Deerfield Special Situations Fund, L.P., (v) Deerfield Special Situations International Master Fund, L.P., (vi) Deerfield Private Design Fund II, L.P., (vii) Deerfield Private Design International II, L.P.  The Common Stock Equivalents listed above consist of warrants to purchase 7,265,080 shares of our Common Stock that contain a provision restricting the exercise or conversion of such securities to the extent that, upon exercise or conversion, the number of shares then beneficially owned by the holder and its affiliates and any other person or entities with which such holder would constitute a group under §13(d) of the Exchange Act would exceed 9.985% of the total number of shares of our then outstanding Common Stock (the “Cap”).

(7)
This information is as of December 31, 2013 and is based on a Schedule 13G filed with the SEC on February 14, 2014, by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler, and a Form 13F‑HR/A filed with the SEC on February 17, 2015.

(8)
This information is as of December 31, 2014 and is based on a Schedule 13G filed with the SEC on February 13, 2015 by DAFNA Capital Management, LLC, a 1940 Act registered investment adviser to DAFNA LifeScience, L.P., DAFNA LifeScience Market Neutral, L.P., and DAFNA LifeScience Select, L.P., and control persons Nathan Fischel and Fariba Ghodsian.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect five directors.  Each director elected will hold office until his successor has been elected and qualified or until his earlier resignation or removal from office.

The Board has nominated for election to the Board the five individuals named below.  With the exception of any proxies marked to “withhold” authority to vote for one or more of the nominees, all properly executed proxies received will be voted (unless one or more nominees are unable to serve) “FOR” the election of the nominees named below.  The Board knows of no reason why any nominee should be unable or unwilling to serve, but if that should occur, either proxies will be voted for the election of some other person or the size of the Board will be fixed at a lower number.

Nominees for Election to the Board of Directors

The names of the nominees for election to the Board and certain information about the nominees are set forth below.  Each of the nominees currently serves as a director.  For information concerning the number of shares of Common Stock beneficially owned by each nominee, see “Common Stock Ownership of Certain Beneficial Owners and Management” on page 4.  The age of each nominee is as of June 9, 2015, the date of our Annual Meeting of Stockholders.

Name	Position with the Company

John R. Leone	Chairman of the Board
John G. Cooper	Director, President and Chief Executive Officer
Joseph M. Mahady	Director
Bruce A. Peacock	Director
Marvin E. Rosenthale, Ph.D.	Director

John R. Leone, age 67, has served as a member of our Board since November 2012 and was elected Chairman in January 2013.  He serves as Chairman of the Board’s Compensation Committee and is a member of the Nomination and Governance Committee.  Mr. Leone has been a Partner at Visium Asset Management, LLC, an investment platform focused on healthcare royalties and related revenues formed by Visium Asset Management LP, a leading multi-strategy investment firm, since May 2013.  Prior to joining Visium, Mr. Leone was a Partner at Paul Capital Healthcare, a private equity firm that managed one of the largest dedicated healthcare funds globally (2007 to 2013).  Previously, Mr. Leone served as President and Chief Executive Officer at Cambrex Corporation, a publicly traded life sciences company providing innovative solutions that accelerate the development and commercialization of pharmaceutical products; and Senior Vice President and Chief Operating Officer of U.S. Commercial Operations at Aventis Pharmaceuticals.  While at Aventis, he played a key role in spearheading the successful integration of its predecessor companies, Rhone-Poulenc Rorer and Hoechst Marion Roussel, and had responsibility for all commercial business units, including oncology, metabolism, cardiovascular, dermatology, respiratory and anti-infective.  Mr. Leone also served on the board of directors at ViroPharma Incorporated until its acquisition in March 2014.  Mr. Leone received his B.S. degree in Engineering from the U.S. Military Academy at West Point and his M.B.A. from the University of Colorado.

With over 30 years of experience, Mr. Leone has built an outstanding track record in pharmaceutical operations, commercial portfolio management, and financing life science companies.

John G. Cooper, age 56, has served as a member of our Board and our President and Chief Executive Officer since January 2013.  He joined our Company in December 2001 and, until March 21, 2014, served in the following roles: President and Chief Financial Officer (August 2010 to 2013), Executive Vice President and Chief Financial Officer (2002 to August 2010), and Senior Vice President and Chief Financial Officer (2001 to 2002).

Mr. Cooper has more than 25 years experience managing public companies in the life sciences industry, including in executive and operations management, financings, strategic and corporate development, and investor relations.  Prior to joining us, he served as Senior Vice President and Chief Financial Officer at Chrysalis International Corporation (“Chrysalis”), an international provider of drug development services, where he helped grow the business and ultimately managed the acquisition of Chrysalis by Phoenix International.  Inc. (an MDS Pharma Company).  Previously, he served as Senior Vice President and Chief Financial Officer at DNX Corporation (“DNX”), a company focused on transgenic biotechnology.  While at DNX, he managed its initial public offering, the formation of a joint venture with Baxter Health Care, and successfully negotiated and integrated a number of strategic acquisitions, including the merger of DNX and BioClin International that formed Chrysalis.  Previously, Mr. Cooper served in senior financial management roles at ENI Diagnostics, Inc. (“ENI”), a public biotechnology company in AIDS diagnostics, where he served on the executive management committee and played an integral role in the acquisition of ENI by Pharmacia AB.  Mr. Cooper received his B.S. degree in Commerce from Rider University and is a certified public accountant.

Mr. Cooper brings to our Board a deep knowledge of our company, its technology and operations, and extensive experience in the life sciences industry, including executive management of companies engaged in development of biotechnology products, drug development services and medical device development.  He has significant financial expertise, including in debt, equity capital and alliance transactions in the life sciences industry.

Joseph M. Mahady, age 62, has served as a member of our Board since January 2013.  He is a member of the Board’s Audit and Compensation Committees.  Mr. Mahady held significant leadership positions during his 30-year career with Wyeth Corporation, including as President, Wyeth Pharmaceuticals (2008 – 2009); Senior Vice President, Wyeth Corporation (2002 – 2009), with responsibility to direct the worldwide operations of that company's $20 billion global pharmaceutical business; President of Global Business, where he directed all worldwide commercial operations; President of Americas and Global Business, where he introduced a new global operating model that supported the development of several new business units that achieved global strategic reach; President, North America; President of Wyeth-Ayerst, as well as Vice President of Healthcare Systems and Vice President of Marketing and Sales Operations.  He retired from Wyeth in 2009.  Mr. Mahady serves as a member of the board of directors of Cortendo AB, a biopharmaceutical public company in Norway focused primarily on metabolic diseases.  Mr. Mahady received his B.S. degree in Pharmacy from St. John's University College of Pharmacy and his M.B.A. in Pharmaceutical Studies from Fairleigh Dickinson University.

Mr. Mahady brings to our Board extensive strategic and operational experience in the biopharmaceutical industry.  He has broad international commercial experience, having served in a direct leadership role in more than 30 product launches, and has a successful record of developing profitable businesses based on transformational technologies in both the US and international markets.

Bruce A. Peacock, age 63, has served as a member of our Board since September 2010.  He also serves as Chairman of the Board’s Audit Committee and is a member of the Compensation and the Nomination and Governance Committees.  From August 2013 to September 2104, Mr. Peacock served as Chief Financial and Business Officer of Ophthotech Corporation, having served as Chief Business Officer since September 2010.  He has also served as a Venture Partner with SV Life Sciences Advisors, LLC since 2006.  From April 2008 to February 2011, he served as President, Chief Executive Officer, and Co-Chairman of the Board of Alba Therapeutics and is currently still serving as its Co-Chairman.  Previously, Mr. Peacock served as Chief Executive Officer and director of The Little Clinic, a medical care services company; as President and Chief Executive Officer and a director of Adolor Corporation, a publicly-held biotechnology company; as President, Chief Executive Officer and a director of Orthovita, Inc., a publicly-held orthopaedic biomaterials company; as Executive Vice President, Chief Operating Officer and a director of Cephalon, Inc.; and as Chief Financial Officer of Centocor, Inc.  Mr. Peacock serves on the board of directors of the following publicly held biopharmaceutical companies: since March 2015, AGTC Genetic Technologies Corporation; since September 2014, Dicerna Pharmaceuticals, Inc.; and since July 2014, Ocular Therapeutix. Since 2012, he has served as a member of the board of directors of Invisible Sentinel, Inc., a private company; and recently was elected to serve as a member of the board of directors of PanOptica, Inc., a private company.  Mr. Peacock previously served as a member of the boards of directors of Pharmacopeia, Inc. (2004-2008), Ligand Pharmaceuticals Incorporated (2008-2009), and NeurogesX, Inc. (2007-2009).  Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova University and is a certified public accountant.

Mr. Peacock brings to our Board extensive biotech and pharmaceutical experience.  He has held senior executive positions, including CEO, COO and CFO, in a number of biotechnology, medical device and healthcare service organizations.  He has significant financial expertise, including in debt, equity capital and alliance transactions.  Mr. Peacock also has significant experience in drug development, having led the effort to gain regulatory approval for several drug candidates in the United States and in other major markets worldwide.  Mr. Peacock also has had responsibility for marketing, commercial and manufacturing operations.

Marvin E. Rosenthale, Ph.D., age 81, has served as a member of our Board since 1998.  He also serves as Chairman of the Board’s Nomination and Governance Committee and is a member of the Audit Committee.  Prior to his retirement in 1999, Dr. Rosenthale served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., having joined as Vice President in 1993.  Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and Executive Director of Drug Discovery Research at Ortho Pharmaceutical.  Dr. Rosenthale also served in various positions with Wyeth Laboratories.  Dr. Rosenthale has served on the boards of directors of NuRx Pharmaceuticals Inc. (2008-2010) and Radiant Pharmaceuticals Corp. (formerly AMDL, Inc., 2000-2006).  Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, a M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

Dr. Rosenthale brings to our Board more than 50 years of management and executive experience in the pharmaceutical industry.  In addition, since 1998, he has served as a member of the board of directors of nine pharmaceutical companies, which provides him a broad perspective of the customs, practices and strategic priorities of pharmaceutical companies in today’s challenging competitive and financial markets.

Required Vote and Recommendation

The directors are elected by a plurality of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, excluding broker non-votes.  See “How are stockholder votes counted?” at page 2.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held four regular meetings and nine special meetings during the fiscal year ended December 31, 2014.  All members of the Board attended either in person or by telephone at least 75% of the total number of meetings of the Board and the total number of meetings of standing committees of the Board on which they each served during 2014.  We do not have a formal policy regarding director attendance at the 2015 Annual Meeting; however, it is expected that, absent good reason, our directors will attend.  Four of our directors attended the 2014 Annual Meeting.

Director Independence

The Board presently consists of five members, one of whom also serves as Chief Executive Officer (“CEO”).  Presently, Dr. Rosenthale and Messrs. Leone, Mahady and Peacock are deemed “independent” directors within the meaning of the rules of the SEC and the listing requirements of Nasdaq.  Each director who serves on a standing committee (comprised of the Compensation Committee, the Nomination and Governance Committee and the Audit Committee) is “independent” within the meaning of the SEC rules and the listing requirements of Nasdaq.

Board Leadership Structure

Our Board is comprised of four independent directors and our CEO.  Presently, the Board has the following standing committees: Audit Committee, Compensation Committee, and Nomination and Governance Committee.  Each of the standing committees is comprised solely of independent directors.  In accordance with Nasdaq listing requirements, our Audit Committee is responsible for overseeing risk management and updates the full Board periodically.

Our Board does not have an established policy as to whether the same individual may serve as both Chairman and CEO or if the roles must be separate.  The Board believes that it is appropriate to make such determinations in the particular circumstance at any time.  In the past, the Board appointed a lead independent director to serve during a period in which the same individual served as both Chairman and CEO.  Among other things, the lead director presided over executive sessions of the non-employee directors, led the discussion concerning the compensation and effectiveness of the CEO, and acted as liaison between the independent directors and the Chairman.  Following the resignation of our former Chairman and CEO in December 2012, the Board elected Mr. Leone to serve as an independent Chairman in January 2013.  Mr. Cooper, our CEO, was also elected to serve as a member of our Board in January 2013.  At that time that, the Board reviewed its leadership structure and, given the Chairman’s independence, determined that a lead independent director was no longer necessary.  Our Board will continue to evaluate its leadership structure in light of changing circumstances and will make such changes as it deems appropriate from time to time.

Our Board places a high priority on assuring that we are properly managing our business and its attendant risks, including in particular with respect to the areas of finance and financial controls.  The Board reviews and discusses risks related to such things as our capital structure, strategic plan, research and development activities, medical activities, and operations, including manufacturing, supply chain, and marketing and sales.  The Board relies on its standing committees to provide appropriate oversight of the particular areas they address.  The individual directors also make themselves available to management as needed to lend their expertise to discussions about the level of risk that we should consider acceptable to achieving our strategic objectives.  These informal exchanges enhance our directors’ understanding of the risks inherent in our activities and the adequacy of our risk management processes.  We believe, given our size and the complexity of our business, that our directors provide effective oversight of our risk management function, especially through the work of the Audit Committee.

Our management team is responsible for managing risk arising out of our compensation policies and practices and our Board, directly and through the Compensation Committee, oversees our activities.  We believe that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on our prospects or financial condition, although such risks may not be preventable in all circumstances.  As part of its oversight activities, the Compensation Committee considers the incentives created by our policies and the impact of such incentives on overall risk.  We believe that our compensation policies are conservative and that the balance achieved among our fixed base compensation, which provides assurance of income; our annual cash bonus, which provides incentives to achieve our short-term objectives; and our equity incentives, which generally vest over three years and provide incentives to achieve our long-term corporate goals, effectively mitigates against undesirable risk-taking to achieve short-term objectives to the detriment of long-term corporate goals.

Committees of the Board

Audit Committee

The Audit Committee of the Board currently consists of Bruce A. Peacock (Chairman), Joseph M. Mahady, and Marvin E. Rosenthale, Ph.D.  The Board has adopted a written Audit Committee Charter.  The composition and responsibilities of the Audit Committee, as reflected in its Charter, are intended to be in accordance with applicable rules of the SEC for corporate audit committees and listing requirements of Nasdaq.  All members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.  The Board has determined that each of the members of our Audit Committee are “independent” in accordance with  Nasdaq listing standards and that Bruce A. Peacock meets the criteria of the SEC for an “audit committee financial expert.”

The primary functions of the Audit Committee include:

•	overseeing management’s preparation of the Company’s financial statements, system of internal controls, auditing, accounting and financial reporting processes;
•	providing an independent, direct line of communication between the Board and our independent auditors;
•	appointing, compensating, evaluating and, when appropriate, replacing our independent auditors;
•	overseeing management’s implementation of policies related to tax compliance;
•	reviewing with management and our independent auditors the annual audit plan;
•	reviewing the Audit Committee Charter;
•	reviewing and pre-approving audit and permissible non-audit services; and
•	reviewing and approving all related-party transactions.

The Audit Committee is also responsible for addressing matters of accounting policy with our independent accountants.  In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention and has full access to all of our books, records, facilities and personnel.  The Audit Committee also has the power to retain legal, accounting and other advisors, as it deems necessary to carry out its duties.  The Audit Committee met five times during the fiscal year ended December 31, 2014.

Report of the Audit Committee (1)

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Company’s annual report, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  In addition, the review and discussion with management addressed management’s assessment as to the effectiveness of the Company’s internal controls over financial reporting and such other matters as are required to be discussed with the Audit Committee.  Pursuant to such dialogue, management prepared a report of its assessment of the Company’s internal controls over financial reporting, identifying the framework used by management in assessing the effectiveness of such internal control.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with Ernst & Young LLP, the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of such statements with generally accepted accounting principles in the United States.  This review included a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board 3526 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee meetings with Ernst & Young LLP were held with and without management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

Bruce A. Peacock, Chairman
Joseph M. Mahady
Marvin E. Rosenthale, Ph.D.

 (1)  The material in this report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference into a document filed with the SEC.

Compensation Committee

The Compensation Committee of the Board is a standing committee and currently consists of John R. Leone (Chairman), Joseph M. Mahady and Bruce A. Peacock.  The Board has adopted a written Compensation Committee Charter.  The composition and responsibilities of the Compensation Committee, as reflected in its Charter, are intended to be in accordance with applicable rules of the SEC for corporate compensation committees and the listing requirements of Nasdaq.  All members of the Compensation Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The primary duties of the Compensation Committee include:

•	review with management our compensation policies relating to executive and general compensation, including but not limited to cash bonus compensation, and equity and other incentive plans;
•	review and discuss with management at least annually our corporate goals and objectives relating to compensation of executive officers and other senior officers;
•
evaluate performance of the CEO and other executives and review the CEO’s recommendations of the other senior officers in light of our goals and objectives and, based on that evaluation, determine the compensation of the CEO and other executive officers;

•	engage and meet with independent compensation consultants as it deems necessary and appropriate to carry out its responsibilities;
•	review and approve compensation arrangements for executive officers and other senior officers, including employment, severance and change in control agreements and any supplemental benefits;
•	oversee key employee benefit programs, policies and plans relating to compensation and, where deemed appropriate, programs, policies and plans relating to our other employees;
•	review, approve, and establish guidelines for the compensation of Board directors; and
•	review and discuss with management our annual report and proxy statement with respect to executive compensation matters.

The Compensation Committee has the full authority of the Board, in its place and stead, to discharge its obligations under the Compensation Committee Charter.  In its discretion, it may confer with, and consider the recommendations of, management in establishing compensation policies and in approving the amount of, and the form of compensation for executives.  The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate.  In addition, the Compensation Committee may retain special legal counsel, compensation or other consultants to advise it on compensation matters or as it deems appropriate.  The Compensation Committee holds meetings in conjunction with the regular meetings of the Board and has met separately and in informal executive session to ensure that our compensation policies are aligned with and support the goals of the business.  The Compensation Committee met formally three times during the fiscal year ended December 31, 2014.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ending December 31, 2014, all members of the Compensation Committee qualified as independent directors, no member of the Compensation Committee at any time served as one of our officers, and no member of the Compensation Committee entered into a reportable transaction under the SEC rules governing related parties.  During 2014 and currently, there were and are no “interlocks” as defined by the SEC with respect to any member of the Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee currently consists of Marvin E. Rosenthale, Ph.D. (Chairman), Bruce A. Peacock, and John R. Leone.  The Board has adopted a written Nomination and Governance Committee Charter.  The composition and responsibilities of the Nomination and Governance Committee, as reflected in its Charter, are intended to be in accordance with applicable rules of the SEC for corporate nominating committees and the listing requirements of Nasdaq.  All members of the Nomination and Governance Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The Nomination and Governance Committee has the authority to designate the nominees to stand for election as director at each annual meeting of the stockholders and to fill vacancies on the Board occurring between annual meetings.  Other duties of the Nomination and Governance Committee include:

•
evaluate annually the composition and organization of the Board and its committees in light of applicable rules and regulations, including but not limited to the listing requirements of Nasdaq, and make recommendations to the Board;

•
determine criteria for selection of members of the Board, the Chairman of the Board, and members of the committees, and ensure that our Board members as a group represent a reasonable balance of professional, business and financial expertise and personal backgrounds;

•	evaluate and recommend to the Board a nominee to serve as Chairman of the Board, directors to serve on the committees of the Board and directors to serve as chairmen of such committees;
•
review and evaluate annually the performance of individual Board members proposed for reelection and make recommendations to the Board regarding the appropriateness of each director’s standing for reelection, and, at such other times as are appropriate, review and evaluate the conduct of a particular Board member, and, if deemed necessary, recommend to the Board such action, including termination of membership, in accordance with any applicable code of conduct or ethics or any corporate governance principles or guidelines adopted by the Board, for cause or other reason;

•
review, evaluate and approve all nominees for election to the Board, verify their qualifications, experience and fitness for service, assess their individual profiles against the mix of skills, strengths and expertise of current Board members, and determine their willingness to serve as a director;

•	identify, evaluate and approve nominees for election to the Board upon the resignation, removal of directors from the Board or creation of other vacancies;
•	identify, evaluate and approve a slate of nominees for election to the Board at the Annual Meeting of Stockholders;
•
evaluate all nominees submitted by stockholders for election to the Board, determine if such submissions comply with our Amended and Restated By-Laws (“By-Laws”) and all applicable rules and regulations, and, if such candidates meet the criteria established by the Nomination and Governance Committee, in its sole discretion, approve such nominees for election at the next Annual Meeting of Stockholders; and

•
evaluate all stockholder proposals submitted to us, determine if such submissions are in compliance with the By-Laws and all applicable rules and regulations, and recommend appropriate action on each proposal to the Board.

The Nomination and Governance Committee considers candidates for director nominees that may be identified by the committee, or proposed by directors, executive officers and stockholders (see page 35).  During 2012, the Nomination and Governance Committee retained a leading global retained executive search firm to assist the Board in identifying and evaluating director candidates who could bring commercial, marketing and related expertise to the Board and provide guidance and market knowledge to our initiatives.  The committee continues to consider certain candidates identified at that time as well as those that have been identified since by a member of management or the Board, or by third parties to members of the Board.  Members of the Board have met individually with several potential candidates during the past year.  The Nomination and Governance Committee conferred informally and formally met once during the fiscal year ended December 31, 2014.

The Nomination and Governance Committee seeks candidates who will complement the Board and provide it with diversity of expertise, experience and perspectives (functional, cultural and geographic).  In selecting nominees, the Nomination and Governance Committee assesses the independence, character, relevant expertise and experience of candidates and endeavors collectively to establish within the Board areas of core competencies, such as business judgment, management, accounting and finance, industry knowledge and leadership, strategic vision, and knowledge of domestic and international markets.  The Board also may seek nominees who are widely recognized as leaders in the fields of medicine or the biological sciences, with scientific and development (drug products and medical devices) expertise.  Additional important criteria include personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to prepare for, attend meetings, and participate effectively as a member of the Board.  Consideration is also given to whether the qualifications of a potential nominee complement and supplement the skills of existing members of the Board.

Availability of the Charters for our Audit Committee, Compensation Committee and Nomination and Governance Committee

A current copy of each of our Audit Committee Charter, Compensation Committee Charter, and Nomination and Governance Committee Charter is available on our website at http://www.discoverylabs.com.  Our website and the information and websites contained therein or connected thereto are not incorporated into this Proxy Statement.

DIRECTOR COMPENSATION

Each of our non-employee directors receives cash compensation for his services.  Directors who are also employees are not compensated separately for serving on the Board or any of its committees.  On June 10, 2014,  the Compensation Committee and Board approved cash compensation for non-employee directors as follows: (i) $8,750 per quarter for all directors other than the Chairman of the Board, and $15,000 per quarter for the Chairman of the Board; (ii) $3,750 per quarter for the director who served as Chairman of the Audit Committee; (iii) $2,500 per quarter for the director who served as Chairman of the Compensation Committee; (iv) $1,875 per quarter for the director who served as Chairman of the Nomination and Governance Committee; (v) $1,750 per quarter for each director who served as a non-Chairman member of the Audit Committee; (vi) $1,250 per quarter for each director who served as a non-Chairman member of the Compensation Committee; and (vii) $1,000 per quarter for each director who served as a non-Chairman member of the Nomination and Governance Committee.  In addition, in order to better align the interests of our Board with our stockholders, the Compensation Committee considers and recommends to the Board long-term equity compensation, and on June 10, 2014, approved an award to each non-employee director of options to purchase 15,000 shares of Common Stock at an exercise price equal to the closing price of our Common Stock on the date of grant, and restricted stock units having a value of $8,000, with the number of shares determined based on the closing price of our Common Stock on the date of grant.  These awards were issued pursuant to our 2011 Plan after consideration of the practices of other similarly situated biotechnology companies in equity providing compensation to their non-employee directors.  The foregoing annual compensation amounts and equity awards will remain in effect until superseded.  The Compensation Committee plans to conduct a review of peer company director compensation practices periodically, including before considering changes to our director compensation policy and amounts in the future.

The following chart summarizes the cash and non-cash compensation paid to our non-employee directors during the year ended December 31, 2014.  To improve readability, the following columns have been removed from the table, as there is no reportable information with respect to these items: “Non-Equity Incentive Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”  In addition to the items included in the chart, directors also are entitled to reimbursements for their travel, lodging and other expenses incurred in connection with attendance at meetings of the Board, Board committee meetings and related activities.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total

John R. Leone	$74,000	$8,000	$20,522	$51,000	$153,522
Joseph M. Mahady	47,000	8,000	20,522	–	75,522
Bruce A. Peacock	59,000	8,000	20,522	–	87,522
Marvin E. Rosenthale, Ph.D.	49,500	8,000	20,522	–	78,022

(1)
Represents the grant date fair value of the stock award, equivalent to the closing stock price on the grant date, computed in accordance with Accounting Standards Codification (ASC) Topic 718 “Stock Compensation” (ASC Topic 718).  On June 18, 2014, the Compensation Committee approved stock awards for each director of 4,678 restricted stock units.  All restricted stock units awarded in 2014 vest in full on the first year anniversary of the grant.

(2)
Represents the grant date fair value of the stock options computed in accordance with Accounting Standards Codification (ASC) Topic 718 “Stock Compensation” (ASC Topic 718).  The assumptions utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2014, which are included in the accompanying 2014 Annual Report to Stockholders.  The amounts reported in the table have not been paid to, nor realized by, the director.  On June 18, 2014, the Compensation Committee approved grants for each director of options to purchase 15,000 shares with an exercise price of $1.71.  These options vest in full on the first year anniversary of the grant.  All options have a term of 10 years.

(3)
In April 2014, upon the recommendation of management, and with the approval of the Compensation and Audit Committees of the Board (with Mr. Leone recusing himself), Mr. Leone agreed to devote substantial additional personal time to provide his expertise and support to management through July 15, 2014, and received as compensation therefore $51,000, of which $21,000 was paid in cash and $30,000 was paid in the form of 17,544 restricted stock units (RSUs) issued under our 2011 Long-Term Incentive Plan (“2011 Plan”), with the number of shares determined based on the closing price per share of our Common Stock on June 18, 2014.  These RSUs vested on July 16, 2014.

Pursuant to our charter documents, we indemnify our directors to the maximum extent permissible under the General Corporation Law of the State of Delaware.  In addition, we have entered into indemnity agreements with Messrs. Leone, Mahady and Peacock (and certain of our executive officers) that provide, among other things, that we will indemnify them under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer, or other agent of ours, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and our By-Laws.

PROPOSAL 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board, acting upon the recommendation of the Audit Committee, reappointed the firm of Ernst & Young LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2015.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting.  If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm.  Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Audit, Audit Related, Tax and Other Accountant Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, fees for the review of quarterly reports on Form 10-Q during these periods and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category:	Fiscal 2014	% of Total	Fiscal 2013	% of Total

Audit Fees	$386,000	71%	$312,000	59%
Audit-Related Fees	115,000	21%	175,000	33%
Tax Fees	40,000	7%	42,000	8%
Total Fees	$541,000	100%	$529,000	100%

Audit Fees are fees that we paid to Ernst & Young LLP for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K
(10-K) for each year, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and audits related to federal grant awards that support our development activities.

Audit- Related Fees are fees for services related to registration statements and other offering memoranda and accounting consultation.

Tax Fees consist of tax compliance/preparation and other tax services.  No portion of these Tax Fees related to financial information or operational system design or implementation services.

The Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and non-audit services rendered to us by Ernst & Young LLP in 2014 and 2013.

The Audit Committee has considered whether the provision of all other services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP and has concluded that Ernst & Young LLP is independent.

Pre-Approval Policies

The Audit Committee pre-approves specified audit and non-audit services to be provided by our independent auditors prior to the engagement of our independent auditors.  With respect to other audit and non-audit services, the Audit Committee may designate a member to approve any additional audit services and permissible non-audit services, provided the Chairman of the Audit Committee informs the Audit Committee of such approval at its next regularly scheduled meeting.  Our Senior Vice President and Chief Financial Officer monitors the performance of all services rendered by our independent auditors, determines whether such services are within the list of pre-approved services and informs the Audit Committee on a timely basis of any such services.

On an ongoing basis, our Senior Vice President and Chief Financial Officer, together with our independent auditor, are responsible to submit to the Audit Committee all requests for approval of services that require a specific pre-approval.  The Audit Committee reviews these requests and advises management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services.  On a periodic basis, management reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

Representatives of Ernst & Young LLP are expected to be available at the 2015 Annual Meeting of Stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Required Vote and Recommendation

The affirmative vote of a majority of the votes cast with respect to the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal will be required to approve Proposal 2.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act, stockholders have an opportunity to cast an advisory, non-binding vote on the compensation program for our Named Executive Officers, as described in this Proxy Statement.  This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give stockholders the opportunity to endorse or not endorse our executive compensation policies and amounts paid.

The Compensation Committee believes that our executive compensation program has been implemented in a manner consistent with and achieves the goals of our executive compensation philosophy as described in this Proxy Statement.

Vote Not Required for Approval.

This vote on executive compensation is advisory in nature and is not binding on, and does not overrule, any decisions of the Board, nor will it create or imply any additional fiduciary duties on the Board or directors.  In the event that a majority of the votes cast is against the executive compensation program as described in this Proxy Statement, the Compensation Committee will consider the vote when evaluating decisions on executive compensation.  Any proxy received that does not include instructions with respect to this Proposal 3 will be voted in accordance with the Board’s recommendation.  Any votes that are withheld and any broker non-votes will not be included in determining the number of votes cast.

At the 2013 Annual Meeting of Stockholders held on June 11, 2013, the stockholders voted and indicated, on an advisory basis, that a "Say-on-Pay" advisory vote be held annually.  Subsequently, the Board determined to hold annual "Say-on-Pay" advisory votes.  Accordingly, the next "Say-on-Pay" following the "Say-on-Pay" vote at the 2015 Annual Meeting of Stockholders will occur at the 2016 Annual Meeting of Stockholders, unless the Board modifies its policy on the frequency of "Say-on-Pay" voting.  In accordance with SEC rules, we are required to hold a "Say-on-Pay" frequency advisory vote not less than once every six years.  Therefore, the next "Say-on-Pay" frequency advisory vote will be held no later than at the Company's 2019 Annual Meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

The Board is not aware of any matters that will be brought before the Annual Meeting other than those specifically set forth herein.  If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE VOTED UPON

None of the nominees for election as Director or our executive officers, or any associate of a nominee or executive officer, has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter included in the Proposals to be acted upon at the Annual Meeting.  This determination is made without regard to any interest arising from the ownership of our Common Stock where the holder receives no extra or special benefit not shared on a pro rata basis by all other stockholders.

EXECUTIVE OFFICERS

The following table sets forth the names and current positions of our executive officers.  The age of each executive officer is as of June 9, 2015.  The Board generally approves the election of corporate officers at least annually and approves changes in titles and new officers throughout the year.  Officers are elected to serve until the meeting of the Board following the next annual meeting of stockholders and until their successors are duly elected and qualified.

Name	Position with the Company

John G. Cooper	President and Chief Executive Officer

John A. Tattory	Senior Vice President and Chief Financial Officer

Steven G. Simonson, M.D.	Senior Vice President and Chief Development Officer

Michael L. Magee	Vice President, Technical Operations

Mary B. Templeton, Esq.	Senior Vice President, General Counsel and Corporate Secretary

Kathryn A. Cole	Senior Vice President, Human Resources

Following is biographical information about all of our executive officers other than Mr. Cooper, our President and CEO, who is a member of our Board and whose biographical information appears in “– Proposal No. 1 – Election of Directors.”

John A. Tattory, age 49, was appointed our Senior Vice President and Chief Financial Officer in March 2014, having previously served as our Vice President, Finance and Chief Accounting Officer (March 2013 - March 2014), and our Vice President, Finance, and Controller and the designated principal accounting officer (July 2010 - March 2013), and Vice President, Finance (January 2008 – July 2010).  He brings more than 20 years of finance and accounting experience, including at Tyco International, where he served as Director, Financial Planning & Analysis (2005-2008)for Tyco Flow Control, an operating unit that included the majority of business operations in international markets; and eight years at Bristol-Myers Squibb (BMS), where he held financial roles of increasing responsibility, most recently as Finance Director, U.S. Primary Care, with responsibility for the financial matters of various BMS pharmaceutical businesses, including international operations.  Mr. Tattory also spent eight years with Ernst & Young LLP in the firm’s audit practice.  Mr. Tattory is a certified public accountant (CPA) and holds a B.S. degree in Commerce from Rider University

Steven G. Simonson, M.D., age 56, was appointed our Senior Vice President and Chief Development Officer in October 2014, having served as our Vice President, Clinical Development, since joining the Company in May of 2014.  Dr. Simonson brings over 25 years of medical practice and pharmaceutical industry clinical trial experience with a significant background in pulmonary critical care and developing respiratory drugs to the Company, including preclinical, first time into man and phases 1-4, and IND, NDA and sNDA experience.  Dr. Simonson spent 15 years at AstraZeneca Pharmaceuticals in areas of medical and clinical leadership primarily in the pulmonary and infection therapeutic areas.  He has been involved in or led several successful IND and NDA filings including the Pulmicort® Turbuhaler® M3 NDA, which was approved for treatment of asthma.  He spent the next two years as Vice President of Clinical Development at Agennix, Inc., a biopharmaceutical company primarily focused in oncology and sepsis, leading programs including studies of talactoferrin in necrotizing enterocolitis, the second most common cause of morbidity in premature neonates.  Most recently, Dr. Simonson was an Executive Director in the Molecule Development Group at Covance, a biopharmaceutical development services company, where he applied his experience to developing clinical programs for small and mid-size biotech and pharmaceutical companies.  Dr. Simonson completed training in internal medicine followed by a fellowship in pulmonary and critical care medicine at Duke University Medical Center.  He then held several faculty appointments at Duke in the departments of Anesthesiology and Medicine, including the divisions of Pulmonary and Critical Care Medicine.  He is a Fellow of the American College of Chest Physicians, and author or co-author of multiple peer reviewed publications, abstracts, posters and chapters.  Dr. Simonson received his medical degree from the Medical College of Wisconsin, and his Masters of Health Sciences degree in Biometry from the Duke University School of Medicine.

Michael L. Magee, age 54, was appointed our Vice President, Technical Operations in April 2015, having previously served as Vice President, Quality Operations (May 2012 – April 2015), and our Executive Director, Quality Operations (June 2011 – May 2012).  Previously, Mr. Magee spent 23 years with Johnson & Johnson, where he developed expertise in quality operations, manufacturing, and technical services for pharmaceutical and biopharmaceutical drug products.  During his tenure with J&J, Mr. Magee assumed roles of increasing responsibility, most recently in Global Technical Services as Principal Scientist, Parenteral Platform Technology (2009-2011) with responsibility for global technical transfer, new product introductions, and marketed product support; and as Site Quality Director (2004-2009), with responsibility for the overall quality management system and leading multiple site, biopharmaceutical and pharmaceutical manufacturing plant quality operations that supplied more than 50 markets globally. Mr. Magee has been involved in significant manufacturing plant expansions, new product introductions, and technical transfer projects, and, as the head of Quality Operations, lead many successful global health authority pre-approval and general GMP inspections.  He also held leadership roles in quality assurance, J&J’s Process Excellence program, validation, manufacturing operations, and plant management.  Mr. Magee received his B.S. degree in Chemistry from Moravian College and his B.S. degree in Pharmacy from the Philadelphia College of Pharmacy and Science.

Mary B. Templeton, Esq., age 68, has served as Senior Vice President, General Counsel and Corporate Secretary since September 2011, having previously served as Senior Vice President and Deputy General Counsel (2006 – 2011).  Ms. Templeton brings to us more than 30 years of legal and management experience, including in general corporate and governance, public company reporting, securities and financing transactions, risk management, commercial and services contracts, as well as licensing, and new financial product development.  Before joining us, Ms. Templeton practiced law in New York law firms and held senior executive positions in the financial services industry, including as Senior Vice President and General Counsel with The Charles Schwab Corporation and Senior Vice President and General Counsel with The Sequor Group Inc. (a subsidiary of Security Pacific Corporation).  As Director of Investment Company Products at Charles Schwab & Co., Ms. Templeton led the development of the first mutual fund marketplace, and as Trust Officer of Bradford Trust Company (New York), worked on the first for-profit clearing corporation registered with the SEC.  Ms. Templeton holds a B.A. degree from Chatham University, where she is a member of the Board of Trustees, and a J.D. with High Honors from Rutgers University School of Law – Camden.  She is a member of the Bar Associations of Pennsylvania and New York.

Kathryn A. Cole, age 49, has served as our Senior Vice President, Human Resources, since January 2006.  Ms. Cole brings more than 20 years of extensive Human Resources experience, mostly in the life sciences industry, and has successfully managed significant growth and change in complex organizations as well as start-up companies.  She has experience recruiting both executive and commercial teams and has built successful new operating functions while closely aligning Human Resource strategy with business objectives.  Prior to joining us, Ms. Cole served as Vice President, Human Resources for Savient Pharmaceuticals Inc., a publicly traded specialty pharmaceutical company, where she was responsible for creating and implementing the human resources strategy, including for commercial operations.  Ms. Cole has also held various human resource management positions, including with Cytogen Corporation, EpiGenesis Pharmaceuticals, and the Prudential Insurance Company of America.  Ms. Cole received her undergraduate degree in Communication from Douglass College and her M.S. degree in Industrial Relations and Human Resources from the Rutgers University School of Management and Labor Relations.

None of the directors or executive officers is a party adverse to us in any material proceeding, or has a material interest adverse to our Company.

Family Relationships

There are no family relationships among members of our Board or our executive officers.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) explains our compensation program philosophy, structure, and decision-making process for 2014 with respect to our Named Executive Officers in the positions in which they served for the fiscal year ended December 31, 2014, and a former Executive Officer who would have been included as a Named Executive Officer if he were employed by us on December 31, 2014:

•	John G. Cooper – President and Chief Executive Officer
•	John A. Tattory – Senior Vice President and Chief Financial Officer
•	Steven G. Simonson, M.D. – Senior Vice President and Chief Development Officer
•	Thomas F. Miller, Ph.D., MBA – Senior Vice President and Chief Operating Officer
•	Thomas C. Hoy – Vice President, Manufacturing Operations

Former Named Executive Officer:
•	Russell G. Clayton, D.O. – Senior Vice President, Research & Development

Overview

Our industry is very competitive, and the long-term success of our business requires that we be resourceful, adaptable and innovative.  Our executive compensation program is designed to attract, retain and, motivate the best possible talent to foster our business success and to reward our executives for performance that drives value for our stockholders.

Ongoing flexibility is imperative for our business.  In recent years, we have undergone significant transformation as we worked to secure FDA approval for SURFAXIN® and advance AEROSURF®, our lead development program.  For the past few years, our products have been either in the early stages of commercialization or under development.  To assure that we achieve our long-term goals, we need to conserve resources and capital and maintain flexibility with respect to all aspects of our business, including executive compensation.  For these reasons, our management and the Compensation Committee have not adopted formal policies, guidelines, or timelines for awarding base-salary increases, cash bonuses, and long-term equity-based compensation, or other aspects of executive compensation.  Nor has the Compensation Committee established formal policies or quantitative formulas for allocating total executive compensation among the different components.  Instead, the Compensation Committee believes it is important to have a compensation philosophy that preserves flexibility to exercise its discretion and is not overly constrained by formal policies or formulas.

We recently determined to cease the commercialization of SURFAXIN to be able to direct our capital and other resources to the development of AEROSURF.  If we succeed in advancing AEROSURF through planned clinical programs and are able to secure one or more strategic alternatives that could provide capital to fund our activities over the long term, the Compensation Committee may in the future consider a more formulaic approach to executive compensation based on pre-set policies, metrics and timing,  Until such time, however, the Compensation Committee believes that it is important to maintain a compensation philosophy that allows for flexibility to exercise its discretion based on its assessment of Company performance and other relevant factors.  As such, our executive compensation program is expected to remain discretionary during 2015.

Compensation Philosophy and Objectives

The Compensation Committee generally reviews management’s compensation recommendations compared to compensation programs of designated “peer” companies, with further adjustments as it deems appropriate to take into account individual and collective performance of management and progress toward or achievement of important company milestones that it believes could increase stockholder value.  The Compensation Committee will also factor into its decisions such other considerations as changing business conditions, our cash resources, and overall market conditions.  In exercising its discretion, the Compensation Committee also remains committed to the principle that executives should be rewarded for performance that increases stockholder value.

We believe that our compensation philosophy is conservative.  The Compensation Committee recognizes the importance of providing competitive total compensation packages to enable us to attract, retain, and motivate qualified executives and ensure that executives are rewarded for success, but it must also conserve resources.  For example, although our Compensation Committee assesses “peer” companies to gain an understanding of relative levels of executive compensation in our industry, we do not benchmark or target our executive compensation to fall within any pre-specified percentile of peer-company executive compensation.  Instead, the Compensation Committee may weigh more heavily our Company performance and progress in achieving our goals over such individual performance metrics.  In addition, the Compensation Committee may assess the totality of the circumstances, and may also, in its discretion, consider and give weight to such additional factors as an individual’s overall contribution, teamwork skills and leadership qualities.  In assessing our circumstances, the Compensation Committee also may weigh more heavily on non-cash components of compensation to take into account our limited cash resources.

The compensation paid to our Named Executive Officers in 2014 reflected our primary compensation objectives of:

•	Providing a competitive total compensation package to enable us to attract, retain, and motivate qualified executives;

•
Aligning compensation decisions with stockholder interests by tying executive compensation to attainment of goals and milestones that create stockholder value and enhance the long-term success of our business (i.e., pay for performance);

•	Creating a direct link between stockholder and management interests by compensating executives with equity ownership; and

•
Allowing the Compensation Committee to retain significant discretion to set and adjust Named Executive Officer compensation based on facts and circumstances unique to our Company during any given year.

As discussed below, our executive compensation program for 2014 was intended to strike a balance among three primary components of base salary, cash bonuses, and long-term equity incentive compensation in order to best achieve our compensation objectives and drive Company performance.

Compensation Component	Purpose	Basic Design
Base Salary	● Attract and retain executives	● Based on consideration of the scope of role and experience of the incumbent, and confirmed by assessment of industry pay practices
Annual Bonus	● Attract and retain executives ● Motivate executives to drive performance ● Foster accountability for continued performance
●        Target bonus set as percentage of base salary, generally payable in cash
●        No minimum guaranteed payout; bonuses approved at discretion of Compensation Committee
●        Instead of cash, the annual bonus may instead be awarded in form of equity, or a combination of cash and equity

Compensation Component	Purpose	Basic Design
Long-Term Equity Awards	● Attract and retain executives ● Motivate executives to drive performance ● Foster accountability for continued performance ● Align compensation with long-term stockholder growth
●        Primarily options-based awards, vesting over three years in equal annual increments; executives are rewarded only if share value increases
●        No minimum guaranteed payout, and long-term equity awarded at discretion of Compensation Committee
●        Under the 2011 Plan, options re-pricing requires stockholder approval

Process for Determining Executive Compensation

The Compensation Committee is responsible for, among other things, oversight of all aspects of executive compensation.  The Compensation Committee generally receives and considers in its discussions detailed data and other information prepared by management, including industry-specific information, analyses of compensation paid to named executive officers at peer companies, surveys of publicly available contract terms in named executive officer agreements, analyses of our compensation under published voting policies of large stockholders and guidelines of certain proxy advisory firms, input from legal counsel and other sources.  It also considers the recommendations of management in establishing compensation policies and in setting the amount of, and the form of compensation paid to executives.  Management also develops certain metrics for consideration by the Compensation Committee, including the rate at which we have issued options over recent years, the allocation of equity awards among all of our employee groups, the weighted-average exercise price of outstanding options for each executive and other data reflective of the value of the elements of long-term executive compensation.  For each Named Executive Officer other than the CEO, the CEO makes a recommendation based on internal management reviews and discussions.  The Compensation Committee will conduct an independent review with respect to, and is solely responsible for, approving the CEO’s compensation.  In reaching its decisions, the Compensation Committee may consider any factor that it deems relevant and may in its discretion seek the advice of counsel or retain an independent compensation consultant.  The primary factors generally considered by the Compensation Committee in determining compensation adjustments are Company performance and assessment of peer company pay practices, as discussed in further detail below.

2014 Company Performance

Company performance is the most important factor the Compensation Committee considers in making compensation decisions.  Given our need to be resourceful, adaptable and innovative, as well as our ever-changing business conditions, our Board does not set immutable goals at the beginning of the year.  Our management team and Board work together at the beginning of the year to define a set of broad objectives that will serve as the key areas of focus intended to advance our interests.  Periodically throughout the year, our management team and the Board will re-evaluate these objectives in light of developments as they occur and may modify or reset objectives as business conditions and circumstances may warrant.  As a result, all members of management are evaluated primarily based on their ability to respond effectively to changing circumstances while advancing our objectives.  This approach encourages our management team to act with agility, and helps to foster a commitment to advancing our performance and addressing our real-time corporate needs, rather than provide incentive for potentially misguided efforts to achieve pre-set goals that may have become stale or less relevant.  We believe that, for the time being, this approach best aligns all members of management with our interests and needs.

Our management is focused on the following key initiatives, which are discussed in detail in our 2014 Annual Report to Stockholders, which accompanies this Proxy Statement:

•
AEROSURF: We advanced our AEROSURF development program and recently completed a phase 2a clinical trial.  To our knowledge, our AEROSURF clinical program is the first such program involving the administration of an aerosolized surfactant that is intended to support registration in the U.S. and potentially in other markets.  We believe that AEROSURF had the potential to enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy without the need for endotracheal intubation supported by mechanical ventilation, invasive procedures that may each result in serious respiratory conditions and other complications.

o
We initiated a phase 2 clinical program for AEROSURF beginning with a phase 2a clinical study, which is an open label, single-dose study with the primary goal of evaluating the safety and tolerability of aerosolized KL4 surfactant drug product administered in escalating inhaled doses in premature infants 29 to 34 weeks gestational age (“GA”) who are receiving nasal continuous positive airway pressure (“nCPAP”) for respiratory distress syndrome (“RDS”), compared to infants receiving nCPAP alone.  In addition to evaluating safety and tolerability, another key objective of this trial was to establish proof of concept for our proprietary technology platform with (1) physiological data indicating that aerosolized KL4 surfactant is being effectively delivered into the lung of premature infants, and (2) evidence that our novel capillary aerosol generator (CAG) is demonstrating acceptable performance in the neonatal intensive care unit (NICU).  We have just concluded this trial and plan to issue results in early May 2015.

o
To prepare for a potential phase 3 clinical program, in October 2014, we entered into a Collaboration Agreement (“Battelle Collaboration”) with Battelle Memorial Institute (“Battelle”), with whom we have developed and manufactured a clinic-ready capillary aerosol generator (“CAG”) device for use in our AEROSURF phase 2 clinical program under an earlier agreement.  Under the terms of the Battelle Collaboration, Battelle and we will co-invest in the development of an AEROSURF phase 3 clinic-ready CAG device in a three-stage project plan, with respect to which we will share equally in all planned costs.  Thereafter, we expect to negotiate with Battelle for the manufacture of the CAG device and related components for use in the AEROSURF phase 3 clinical program, and, if AEROSURF is approved, a potential commercial supply agreement.

o
We are working with our contract manufacturing organization, Patheon Manufacturing Services LLC (“Patheon”), which has manufactured a sufficient supply of lyophilized KL4 surfactant drug product to support our development activities, including our recently completed phase 2a clinical trial.  We are working with Patheon to manufacture additional clinical supply to support our additional phase 2a clinical trials and our phase 2b clinical trial.  We have entered into a development agreement for the potential further development and manufacture of lyophilized KL4 surfactant for our potential AEROSURF phase 3 clinical program, as well as other potential pipeline development programs.

•	Financial Position and SURFAXIN:

o
We began 2014 with cash and cash equivalents of $86.3 million and $30 million of long-term debt under a secured loan with affiliates of Deerfield Management Co., L.P. (“Deerfield”).  The Deerfield loan is payable in three equal annual installments beginning in February 2017, subject however to deferral of the amounts due in 2017 and 2018 if certain financial milestones are achieved.

o
Early in 2014, we conducted a broad review of our SURFAXIN commercial activities.  Our early experience suggested that the time required to have SURFAXIN accepted on hospital formulary, purchased and used in the NICU was considerably longer than expected.  In response, in the second quarter of 2014, we resized and realigned our commercial and medical affairs teams to emphasize medical education and scientific discussions, which we believed could have resulted in increased revenues and a reduction in expense in the second half of 2014.  We continued to monitor our progress, and periodically adjusted our tactical plan in an effort to maximize potential formulary uptake and SURFAXIN sales revenue.  During 2014, our cash outflows for manufacturing, marketing, medical and commercial activities related to SURFAXIN were approximately $19.0 million.

o
We considered that more capital and resources would have to be allocated to SURFAXIN to achieve broad market acceptance within an acceptable period and initiated a plan to pursue a potential strategic alliance or collaboration arrangement for SURFAXIN with a pharmaceutical company that could provide capital to support the costs associated with SURFAXIN and has existing commercial capabilities, including substantial sales, marketing and medical resources and experience in the introduction of hospital-based products.  Alternatively, we considered ceasing our commercialization activities for SURFAXIN.

o
In April 2015, after evaluating a number of potential strategic alternatives, none of which could be accomplished on acceptable terms within a reasonable period of time, we determined that ceasing the commercialization of SURFAXIN aligned best with our objectives to (i) preserve our rights and interests in, and focus primarily on, AEROSURF and our aerosolized KL4 surfactant pipeline and (ii) allocate our capital and other resources to advance the AEROSURF clinical program

o
With the cessation of SURFAXIN commercial activities, we restructured and reduced our workforce by approximately 50 percent, predominantly in commercial infrastructure and SURFAXIN manufacturing capabilities.  We expect to record a one-time restructuring charge of approximately $3.5 million in the second quarter of 2015.  In addition, our costs related to our manufacturing facility in Totowa, NJ, will cease with the expiration of our lease on June 30, 2015.  We now anticipate that we will have sufficient cash available to support its operations and debt service obligations through the first quarter of 2016.

In making its compensation decisions in March 2015 with respect to our 2014/2015 executive compensation, the Compensation Committee acknowledged that, although only limited increases in base salaries were provided and no bonuses were awarded for 2014 performance, it remains very important to retain and align the interests of management with those of our stockholders and to provide incentives that assure management’s full commitment to achieving our goals, in particular as it relates to successfully advancing the AEROSURF clinical program in a timely manner.  Accordingly, in March 2015, the Compensation Committee awarded options to executives intended in part to reestablish the value of our long-term executive compensation, assure our executives’ continued focus and commitment, and reward future success.

Peer Group Assessment

The Compensation Committee has conducted an annual review of executive compensation to define/confirm appropriate terms of Executive Agreements.  In the first quarter of 2014, to assist the Compensation Committee prepare for the 2014 executive compensation review, management prepared and summarized market data, including from the Radford Global Life Sciences Survey (which provides data concerning cash and long-term compensation paid to executives in the life sciences industry).  At the request of our Compensation Committee, management also prepared (i) a review and assessment of certain compensation elements at selected peer companies to inform and validate our compensation recommendations, and (ii) a contract and compensation analysis of certain publicly available named executive officer agreements of peer companies.  The 2014 peer company list included publicly-traded companies in the biotechnology sector having market capitalization of up to $500 million and up to 250 employees, both development stage and commercial organizations.  Management specifically included companies with whom we compete, as well as several geographically proximate companies with whom we compete for talent.  The 2014 peer group consisted of the following companies: Avanir Pharmaceuticals, Cadence Pharmaceuticals, Corcept Therapeutics, Cornerstone Therapeutics, Cumberland Pharmaceuticals, Depomed, Dyax Corp., Horizon Pharma, Insmed, NuPathe, Supernus Pharmaceuticals, Transcept Pharmaceuticals, XenoPort, and Zogenix.

In the fourth quarter of 2014, to prepare for the 2015 executive compensation reviews (which included an assessment of whether to pay any bonuses in respect to 2014 performance), the Compensation Committee retained Arnosti Consulting Inc. (“Arnosti Consulting”) to work with the Compensation Committee, provide advice and lend support to the annual executive compensation review for our executives, including our Named Executive Officers as well as other officers.  Arnosti Consulting provided the Compensation Committee with relevant market data and other information concerning executive compensation practices in our industry.  Among other things, Arnosti Consulting provided expert advice concerning what companies should be considered our “peer” companies against which the Compensation Committee should conduct comparative analyses.  As a result, the Compensation Committee updated the peer company group to include the following companies: Ambit, Amicus, Anika, Arqule, Array, Corcept, Curis, DepoMed, Durect, Hyperion, Insmed, Macrogenics, Oncomed, Osiris, Repros, Supernus, Synergy, Sucampo, Trevana, Vanda, and Xenoport.  Arnosti Consulting developed data and met with the Compensation Committee in executive session to assist it in formulating its compensation plan.

In making its decisions, the Compensation Committee assessed base salary levels, bonus targets, equity ranges and structures, and other significant aspects of executive compensation of each of the identified peer companies.  The Compensation Committee used this data to help inform and validate decisions related to our executive compensation and related agreements generally; however, the Committee did not target compensation levels to a certain percentile in this peer group.  That is, our Compensation Committee utilized this peer group analysis primarily to confirm our Named Executive Officer compensation levels and structure, rather than to target compensation in a formulaic manner.

2014 Named Executive Officer Compensation Decisions:

John G. Cooper – President and Chief Executive Officer.  Mr. Cooper was named Chief Executive Officer in January 2013.  Under Mr. Cooper’s Executive Agreement, his base salary was $400,000 and remained unchanged in 2014.  His annual bonus target is 50% of his base salary.  Mr. Cooper’s cash bonus and long-term equity compensation is payable at the discretion of the Compensation Committee; therefore, a significant portion of Mr. Cooper’s total compensation is at-risk.  In March 2014, Mr. Cooper received an option to purchase 100,000 shares of common stock at an exercise price of $2.58 per share.  In March 2015, Mr. Cooper received no cash bonus with respect to 2014.  In assessing Mr. Cooper’s performance, setting his compensation, and awarding a stock option grant, the Compensation Committee considered and agreed with Mr. Cooper’s recommendation that, until we advance our key initiatives and make progress towards improving the value of our Company, there should be no increase in Mr. Cooper’s base salary.  For that reason, the Compensation Committee did not approve any increase in Mr. Cooper’s base salary for 2015.  Consistent with Compensation Committee’s philosophy to provide incentives to management, with respect to 2015, the Compensation Committee awarded to Mr. Cooper options to purchase 350,000 shares of Common Stock at an exercise price of $1.17 per share (the closing price on the date of grant, March 27, 2015).

John A. Tattory – Senior Vice President and Chief Financial Officer.  Mr. Tattory was named our Senior Vice President and Chief Financial Officer on March 21, 2014.  At the time of his appointment, Mr. Tattory’s base salary was increased from $230,800 to $260,000, resulting in a total base salary in 2014 of $253,495.  His annual bonus target is 30% of his base salary.  In March 2014, Mr. Tattory received an option to purchase 90,000 shares of common stock at an exercise price of $2.58 per share.  In March 2015, Mr. Tattory received no cash bonus with respect to 2014, and his base salary for 2015 was increased from $260,000 to $267,800.  With respect to 2015, the Compensation Committee awarded to Mr. Tattory options to purchase 150,000 shares of Common Stock at an exercise price of $1.17 per share (the closing price on the date of grant, March 27, 2015).

Steven G. Simonson, M.D. – Senior Vice President and Chief Development Officer.  Dr. Simonson joined our management on May 19, 2014 and initially served as Vice President, Clinical Development.  His initial base salary was $300,000 and his annual bonus target was 25% of his base salary.  His base salary earned for 2014 was $186,364.  On May 19, 2014, he received a one-time, new-hire option to purchase 120,000 shares of common stock at an exercise price of $1.70 per share.  On October 28, 2014, Dr. Simonson was named Senior Vice President, Chief Development Officer.  At that time, he entered into an Executive Agreement with a base salary of $300,000 and an annual bonus target of 30%.  In March 2015, Dr. Simonson received no cash bonus with respect to 2014 and his base salary for 2015 was increased from $300,000 to $320,000 in recognition of his additional responsibilities as Chief Development Officer.  With respect to 2015, the Compensation Committee awarded to Dr. Simonson options to purchase 275,000 shares of Common Stock at an exercise price of $1.17 per share (the closing price on the date of grant, March 27, 2015).

Thomas F. Miller, Ph. D., MBA – Senior Vice President and Chief Operating Officer. Under his Executive Agreement, Dr. Miller’s base salary was $325,000 and remained unchanged in 2014.  His annual bonus target was 35% of his base salary.  In March 2014, Dr. Miller received an option to purchase 60,000 shares of common stock at an exercise price of $2.58 per share.  In March 2015, Dr. Miller received no cash bonus with respect to 2014.  Effective April 17, 2015, Dr. Miller left the Company and his position was eliminated as we implement our plan to cease the manufacture and commercialization of SURFAXIN in the U.S.  He is entitled to receive certain severance benefits outlined in “Executive Employment Agreements,” below.

Thomas C. Hoy – Vice President, Manufacturing Operations.  Mr. Hoy’s earned base salary for 2014 was $249,260.  In March 2014, his base salary was increased from $242,500 to $249,775.  His annual bonus target was 25% of his base salary.  In March 2014, Mr. Hoy received an option to purchase 45,000 shares of common stock at an exercise price of $2.58 per share.  In addition, in March 2015, Mr. Hoy received no cash bonus with respect to 2014.  Effective April 17, 2015, Mr. Hoy left the Company and his position was eliminated as we implement our plan to cease the manufacture and commercialization of SURFAXIN in the U.S.  He is entitled to receive certain severance benefits outlined in “Executive Employment Agreements,” below.

Russell G. Clayton, D.O. – Senior Vice President, Research and Development.  Under his Executive Agreement, Dr. Clayton’s base salary for 2014 was $288,500 and his annual bonus target was 30% of his base salary.  In March 2014, Dr. Clayton received an option to purchase 45,000 shares of common stock at an exercise price of $2.58 per share.  Effective November 30, 2014, Dr. Clayton left the Company.  He is entitled to receive severance and other benefits associated with a termination without cause in accordance with his Executive Agreement.

Compensation Recovery Policy

We do not currently have a policy to attempt to recover discretionary cash bonus payments paid to our executive officers if the performance achievements or other facts and circumstances that informed such payments were to be restated or found not to have been as believed.  However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to material non-compliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive.

Change of Control Provisions

On December 29, 2014, each of Messrs. Cooper and Tattory and Drs. Simonson and Miller and the Company entered into an amendment to his respective Executive Agreement that eliminated the existing “single trigger acceleration” (as described below) in the event of a change of control (as that term is defined in the Executive Agreements, “Change of Control”).  In connection therewith, their Executive Agreements, as amended, were renewed for a period of two years, effective April 1, 2015.  Under their original Executive Agreements, upon a Change of Control, these Named Executive Officers were entitled to accelerated vesting of unvested stock options and restricted stock awards, if any, under the Company’s Equity and Long-Term Incentive Plans (known as “single trigger acceleration”).  As amended, their Executive Agreements provide that they will not be entitled to accelerated vesting unless and until the executive’s employment is terminated by us other than for cause (as defined in the Executive Agreements) in connection with a Change of Control (known as “double trigger acceleration”).

Say on Pay

On June 10, 2014, at our 2014 Annual Meeting of Stockholders, we held our annual stockholder advisory vote on Named Executive Officer compensation, as required under the federal securities laws.  A majority of the shares present at the meeting approved the compensation of our Named Executive Officers.  The vote was as follows:

For	Against	Abstain	Broker Non-Votes
35,852,830	8,463,635	82,955	26,678,235

Until a few years ago, our compensation disclosures were prepared under rules that apply to smaller reporting companies and, as such, included fewer tables and less information.  Consistent with the SEC rules that apply to larger reporting companies, and mindful of our stockholders’ needs in determining how to vote on this proposal, we have expanded our discussion and rationale underlying our executive compensation philosophy.  In 2014, our stockholders approved the compensation of our Named Executive Officers by a significant margin.  We believe that the vote may reflect approval of our efforts to be more transparent and to pay compensation at levels that are well within industry standard practices as reflected in our peer companies.  In 2014, ISS specifically noted: “[a] review of the company’s executive pay disclosures contained in the 2014 proxy statement indicates that the company’s compensation practices and the new CEO’s termination provisions are reasonable relative to industry standards.  As such, a vote FOR this proposal is warranted.”  We plan in the future to continue monitoring stockholder votes on Say on Pay and other feedback, as well as published voting policies of our large stockholders, guidelines of certain proxy advisory firms, input from legal counsel, the Compensation Committee’s compensation consultant and other professional sources, as we provide recommendations to the Compensation Committee concerning the compensation of Named Executive Officers.

Consistent with the voting results of our “Say-on-Pay Frequency” proposal at our 2013 Annual Meeting of Stockholders, we hold “Say-on-Pay” votes on an annual basis, such that the next “Say-on-Pay” vote following the 2015 Annual Meeting of Stockholders will be presented at the 2016 Annual Meeting of Stockholders.  In accordance with SEC rules, we are required to hold a "Say-on-Pay" frequency advisory vote not less than once every six years.  Therefore, the next "Say-on-Pay" frequency advisory vote will be held no later than at our 2019 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT*

The Compensation has reviewed and discussed the Compensation Discussion & Analysis included in this Proxy Statement with management, and the Compensation Committee recommended to the full Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

John R. Leone (Chairman)
Joseph M. Mahady
Bruce A. Peacock

*    The foregoing report of the Compensation Committee is not to be deemed “soliciting material” or deemed to be “filed” with the SEC (irrespective of any general incorporation language in any document filed with the SEC) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the SEC.

SUMMARY COMPENSATION TABLES

Named Executive Officers

The following table summarizes, for the years 2014, 2013 and 2012, the compensation of the individual who was serving as both our principal executive and principal financial officer during 2014, and the three most highly-compensated executive officers (other than the principal executive and principal financial officer) who were serving as executive officers on December 31, 2014, ranked by their total compensation for the fiscal year ended December 31, 2014 (collectively, our “Named Executive Officers”).  To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Non-Equity Incentive Plan Compensation,” “Stock Awards” and “Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award ($)(1)	All Other Compensation ($)(2)	Total ($)

John G. Cooper President and Chief Executive Officer	2014	$400,000	$–	$206,410	$–	$606,410
	2013	399,508	93,750	649,425	–	1,142,683
	2012	331,667	130,000	276,055	–	737,722

John A. Tattory Senior Vice President and Chief Financial Officer	2014	253,495	–	185,769	–	439,264

Steven G. Simonson, M.D. Senior Vice President and Chief Development Officer	2014	186,364	–	163,212	–	349,576

Thomas F. Miller, Ph.D., MBA Senior Vice President and Chief Operating Officer	2014	325,000	–	123,846	–	448,846
	2013	321,250	59,000	371,100	–	751,350
	2012	306,667	100,000	212,350	–	619,017

Thomas C. Hoy Vice President, Manufacturing Operations	2014	249,260	–	92,885	–	342,145

Former Named Executive Officer
Russell G. Clayton, D.O. (3) Senior Vice President, Research and Development	2014	264,458	–	92,885	45,737	403,080
	2013	285,125	51,126	278,325	–	614,576

(1)
Represents the grant date fair value of the stock options computed in accordance with ASC Topic 718.  The assumptions that we utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2014, which are included in the 2014 Annual Report to Stockholders that accompanies this Proxy Statement.  The amounts reported in this column have not been paid to, nor realized by, the Named Executive Officer.  The Compensation Committee approved the following grants to Mr. Cooper, Mr. Tattory, Dr. Miller, Mr. Hoy and Dr. Clayton on March 6, 2014, options to purchase 100,000, 90,000, 60,000, 45,000 and 45,000 shares, respectively, with an exercise price of $2.58; and to Mr. Cooper, and Drs. Miller and Clayton on March 26, 2013, options to purchase 350,000,  200,000 and 150,000 shares, respectively, with an exercise price of $2.36; and to Mr. Cooper and Dr. Miller on May 4, 2012, options to purchase 130,000 and 100,000 shares, respectively, with an exercise price of $2.71.  Dr. Simonson received a grant on May 19, 2014 upon the commencement of his employment of an option to purchase 120,000 shares with an exercise price of $1.70.  All options vest in three equal annual installments beginning with the first year anniversary of the date of grant.  All options have a term of 10 years.

(2)
During 2014, 2013, and 2012, as applicable, the aggregate perquisites and other personal benefits afforded to each Named Executive Officer was less than $10,000, calculated as the incremental cost of providing such benefits to each Named Executive Officer, in accordance with SEC disclosure rules.  This amount does not include the cost of medical and health benefits and our Company’s match under our 401(k) Plan, which are not reportable, in accordance with SEC disclosure rules, as such benefits are available to all of the our employees.

(3)
Under Dr. Clayton’s Executive Agreement, upon execution of a separation agreement containing a plenary release in form satisfactory to us, Dr. Clayton became entitled to receive benefits based on a termination by us without Cause (as defined in his Executive Agreement), including a severance payment of $375,050, representing the sum of his base salary ($288,500) then in effect and his Annual Bonus Amount (30% of his base salary, or $86,550), payable in equal installments over 12 months after the date of termination.  Of this amount, $31,254 was paid during December 2014.  In addition, Dr. Clayton received a payment for earned and unused vacation time of $12,115, and is receiving benefit continuation valued at $2,368 per month.

Grants of Plan-Based Awards

The following table contains information concerning the stock option grants made to the Named Executive Officers for the fiscal year ended December 31, 2014.  No stock appreciation rights were granted to these individuals during such year.  There can be no assurance that the grant date fair value of stock and option awards reported below will ever be realized by a grantee.  To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “All Other Option Awards; Number of Securities Under-lying Options,” and “All other Stock Awards; Number of Shares of Stock.”

Named Executive Officer	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)

John G. Cooper	3/6/14	100,000	$2.58	$206,410

John A. Tattory	3/6/14	90,000	$2.58	185,769

Steven G. Simonson, M.D.	5/19/14	120,000	$1.70	163,212

Thomas F. Miller, Ph.D., MBA	3/6/14	60,000	$2.58	123,846

Thomas C. Hoy	3/6/14	45,000	$2.58	92,885

Former Named Executive Officer
Russell G. Clayton, D.O.	3/6/14	45,000	$2.58	92,885

(1)
Options were issued pursuant to our 2011 Plan and vest in three successive equal annual installments beginning on the first year anniversary of the grant.  The Compensation Committee did not establish Thresholds, Targets or Maximums in connection with these grants.

(2)
Represents the grant date fair value of the stock options computed in accordance with ASC Topic 718.  See Note 11 – “Stock Options and Stock-based Employee Compensation” to our consolidated financial statements for the year ended December 31, 2014, in the 2014 Form 10-K for a discussion of assumptions utilized.  There can be no assurance that the stock options will ever be exercised or that the FAS 123R amounts set forth above will ever be realized.

Executive Employment Agreements

On March 26, 2013, the Compensation Committee approved a form of executive employment agreement (the “Executive Agreements”) for senior executive officers, including Mr. Cooper, Mr. Tattory, and Drs. Simonson and Miller, on substantially similar terms.  The following describes the key terms of the Executive Agreements as they applied to the applicable Named Executive Officers on December 31, 2014.

•
The Executive Agreements were effective April 1, 2013 for Mr. Cooper and Dr. Miller, March 21, 2014 for Mr. Tattory and December 19, 2014 for Dr. Simonson, and had an initial term expiring on March 31, 2015.  In December 2014, they were extended through March 31, 2017.  On each April 1 beginning on April 1, 2017, the term will automatically be extended for one additional year unless, at least 90 days prior to the expiration date, either party provides notice of non-renewal to the other party.  The Executive Agreements include a 12-month post-employment noncompetition agreement, an 18‑month non-solicitation agreement, and provide for confidentiality and the assignment to us of all intellectual property.  The base salaries for Mr. Cooper, Mr. Tattory, Drs. Simonson and Miller, which were unchanged on December 31, 2014, were $400,000, $260,000, $300,000 and $325,000, respectively.  Effective March 25, 2015, Mr. Tattory’s base salary was increased to $267,800 and Dr. Simonson’s base salary was increased to $320,000.  Each executive has a target annual bonus (“Annual Bonus Amount”), which is a percent of base salary and is awarded at the discretion of the Compensation Committee.  The Annual Bonus Amounts for Mr. Cooper, Mr. Tattory, and Drs Simonson and Miller are 50%, 30%, 30%, and 35%, respectively.

•
Upon termination by us without Cause or by the executive for Good Reason (in each case as defined in the Executive Agreements), in addition to any amounts or benefits that are due under any of our vested plans or other policy, on the condition that the executive enters into a separation agreement containing a plenary release of claims in a form acceptable to us, each executive will be entitled to: (i) a pro rata bonus equal to a percentage of the executive’s Annual Bonus Amount determined by dividing the total actual bonuses paid to other contract executives for the year in which the termination occurs by the aggregate of such other contract executives’ total target bonuses for that year, multiplied by a fraction, the numerator of which is the number of days the executive was employed in the year of termination and the denominator of which is 365, payable at the time that other contract executives are paid bonuses with respect to the year of termination; (ii) a severance amount equal to one (1.5 for Mr. Cooper) times the sum of the executive’s base salary then in effect (determined without regard to any reduction constituting Good Reason) and the Annual Bonus Amount, payable in equal installments from the date of termination to the date that is 12 months (18 months for Mr. Cooper) after the date of termination (the “Severance Period”), provided, that no installments shall be paid until the plenary release has become final, binding and irrevocable; and (iii) at the time that the plenary release becomes final, all vested stock options, restricted stock grants and other similar equity awards held by the executive (“Executive Equity Awards”) shall continue to be exercisable during the Severance Period.  For Mr. Cooper, his Executive Equity Awards shall continue to vest for a period of 18 months and be exercisable for a period of 36 months after the date of termination.  In addition, during the Severance Period, if the executive elects to continue medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), we will continue to pay our costs of the executive’s benefits as in effect on the date of termination as such benefits are provided to active employees.  If COBRA coverage is unavailable, we will reimburse the executive an amount which, after taxes, is sufficient to purchase coverage that is substantially equivalent to the coverage available to comparable active employees on the date of termination, reduced by the amount that would be paid by comparable active employees, provided that our obligation to provide benefits shall cease or be reduced to the extent that a subsequent employer provides substantially similar coverages.  All of our obligations to an executive shall cease if at any time during the Severance Period the executive engages in a material breach of the Executive Agreement and fails to cure such breach within five business days after receipt from us of notice of such breach.

•
Upon a Change of Control (as defined in the Executive Agreements) and assuming the executive remains employed, (i) the term of the Executive Agreements (if shorter) shall be automatically extended until the second anniversary of the date of the Change of Control; and (ii) during the remaining term of the Executive Agreements (as extended), and provided that an executive is employed on the last day of a fiscal year ending in that period, the executive will be entitled to an annual bonus at least equal to the Annual Bonus Amount, payable no later than March 15 in the next succeeding fiscal year.

•
Upon termination in connection with a Change of Control, in addition to the benefits that arise upon a Change of Control and any benefits that are due to an executive under any vested plans or other policies, the executive shall be entitled to: (i) a pro rata bonus equal to the executive’s Annual Bonus Amount multiplied by a fraction, the numerator of which is the number of days the executive was employed in the year of termination and the denominator of which is 365, payable in a lump sum within 10 days after the date of termination; (ii) a severance amount equal to 1.5 (2.0 for Mr. Cooper) times the sum of the executive’s base salary then in effect (determined without regard to any reduction constituting Good Reason) and the Annual Bonus Amount, payable in a lump sum within 10 days after the date of termination except in certain circumstances; and (iii) all Executive Equity Awards shall accelerate and become fully vested and any restrictions under restricted stock agreements will be lifted.  In addition, if the executive elects to continue medical benefits through COBRA, for a period of 18 months (24 months for Mr. Cooper), we will continue to pay our costs of the executive’s benefits as in effect on the date of termination as such benefits are provided to active employees.  If COBRA coverage is unavailable, we will reimburse the executive an amount which, after taxes, is sufficient to purchase coverage that is substantially equivalent to the coverage available to comparable active employees on the date of termination, reduced by the amount that would be paid by comparable active employees, provided that our obligation to provide benefits shall cease or be reduced to the extent that a subsequent employer provides substantially similar coverages.  All of our obligations to an executive shall cease if at any time during the Severance Period the executive engages in a material breach of the Executive Agreement and fails to cure such breach within five business days after receipt from us of notice of such breach.  If the foregoing payments shall be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, they will be automatically be reduced to the extent and in the manner provided in the Executive Agreements.

In addition, Mr. Hoy entered into a Retention Agreement with us dated April 1, 2013, pursuant to which he is entitled to severance benefits upon a termination of his employment by us without Cause (as defined therein) or by Mr. Hoy for Good Reason (as defined therein), and in the event such termination is in connection with Change of Control (as defined therein).  In the event of termination by us without reason Cause or by Mr. Hoy for Good Reason, upon execution of a separation agreement containing a plenary release of claims in a form acceptable to us within fifty (50) days after the date of termination and such release becoming final, binding and irrevocable, he is entitled to a severance payment equal to the sum of six (6) months of his then current base salary, payable in equal installments in accordance with our regular payroll schedule, from the date of termination to the date that is six months after the date of termination (the “Severance Period”), and (b) a prorated Annual Bonus Amount based on a target bonus of 25% of his base salary for the number of days employed during the year, and multiplied by the fraction obtained by dividing the aggregate amount of actual bonuses paid to the Company’s other executives for the year that includes the date of termination by such executives’ aggregate target bonuses for that year.  Mr. Hoy is also entitled to continuation of his medical and dental benefits in effect prior to the date of termination for a period for six months.  In addition, Mr. Hoy’s vested stock options will continue to be exercisable during the Severance Period.  If a termination of employment as described herein is in connection with a Change of Control, the benefits described above shall be for nine months instead of six months.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards (including grants that vest contingently upon the occurrence of a specified milestone) held by the Named Executive Officers on December 31, 2014.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Option awards – Equity incentive plan awards: no. of securities underlying unexercised unearned options,” “Stock awards: number of shares or units of stock that have not vested,” “Market value of shares or units of stock that have not vested,” “Stock awards: equity incentive plan awards: number of unearned shares, units or other rights that have not vested,” and “Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested.”

	Option Awards
Named Executive Officer	No. of Securities Underlying Unexercised Options (#) Exercisable		No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)*	Option Expiration Date

John G. Cooper	3,333	(2)			105.15	1/3/16
	16,666	(2)			33.75	5/17/16
	13,333	(2)			36.90	12/15/16
	10,667	(2)			49.05	6/21/17
	10,000	(2)			39.15	12/11/17
	8,889	(1)			18.15	12/12/18
	17,778	(1)			28.95	12/12/18
	250,000	(1)			1.83	10/7/21
	86,667	(1)	43,333	(1)	2.71	5/4/22
	116,667	(1)	233,333	(1)	2.36	3/26/23
			100,000	(1)	2.58	3/6/24

	Option Awards
Named Executive Officer	No. of Securities Underlying Unexercised Options (#) Exercisable		No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)*	Option Expiration Date

John A. Tattory	5,000	(1)			27.00	1/28/18
	3,333	(1)			28.95	9/26/18
	1,333	(1)			18.15	12/12/18
	75,000	(1)			1.83	10/7/21
	26,667	(1)	13,333	(1)	2.71	5/4/22
	26,667	(1)	53,333	(1)	2.36	3/26/23
			90,000	(1)	2.58	3/6/24

Steven G. Simonson, M.D.	20,000	(3)	100,000	(3)	1.70	5/19/24

Thomas F. Miller, Ph.D., MBA	2,000	(2)			100.35	6/10/15
	2,333	(2)			105.15	1/3/16
	4,667	(2)			21.00	6/12/16
	1,000	(2)			29.85	7/6/16
	6,667	(2)			36.90	12/15/16
	5,333	(2)			49.05	6/21/17
	7,334	(2)			39.15	12/11/17
	3,333	(1)			18.15	12/12/18
	6,666	(1)			28.95	12/12/18
	200,000	(1)			1.83	10/7/21
	66,667	(1)	33,333	(1)	2.71	5/4/22
	66,667	(1)	133,333	(1)	2.36	3/26/23
			60,000	(1)	2.58	3/6/24

Thomas C. Hoy	75,000	(1)			1.83	10/7/21
	26,667	(1)	13,333	(1)	2.71	5/4/22
	26,667	(1)	53,333	(1)	2.36	3/26/23
			45,000	(1)	2.58	3/6/24

Former Named Executive Officer
Russell G. Clayton, D.O.	1,667	(4)			103.35	12/1/15
	5,000	(4)			33.75	5/17/16
	666	(4)			29.85	5/31/16
	1,333	(4)			24.30	5/31/16
	1,333	(4)			36.90	5/31/16
	1,334	(4)			52.65	5/31/16
	3,334	(4)			39.15	5/31/16
	2,667	(4)			28.95	5/31/16
	1,333	(4)			18.15	5/31/16
	125,000	(4)			1.83	5/31/16
	53,334	(4)			2.71	5/31/16
	50,000	(4)			2.36	5/31/16

*	Where applicable, the price has been adjusted to reflect a 1-for-15 reverse stock split effective December 2010.

(1)	These options vest and become exercisable in three equal installments on the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.

(2)
These options vest and become exercisable as follows: one-fourth on the date of grant and thereafter in three equal installments on the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.

(3)
These options vest and become exercisable as follows: 20,000 on the date of grant and thereafter the remaining options in three equal installments on the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.

(4)
These options are fully vested and exercisable. They will expire on the earlier of the tenth anniversary of the date of grant or May 31, 2016, in accordance with Dr. Clayton’s separation and consulting agreement dated October 31, 2014.

Potential Payments upon Termination or Change of Control

Our agreements for our Named Executive Officers provide for, among other things, certain payments and other benefits in the event an executive’s employment is terminated under certain specified circumstances, including upon a “change in control.”  This table should be read in conjunction with the description of the Executive Agreements in the section of this Proxy Statement titled “Executive Employment Agreements.”

As an example only, the following table describes and quantifies estimated potential payments and benefits that would have been payable to our Named Executive Officers under the Executive Agreements if the executive’s employment had been terminated effective December 31, 2014, the last business day of our last-completed fiscal year, or if a change of control had occurred on that date, except for the information below relating to Russell G. Clayton, D.O., which discloses severance payments due to Dr. Clayton relating to his termination effective on November 30, 2014.  The amounts contained in the table have been determined based on each executive’s Executive Agreement, our applicable corporate policies, and, where applicable, the closing stock price of our Common Stock on Nasdaq on December 31, 2014.  All defined terms not otherwise defined in this table have the meanings set forth in the Executive Agreements.

Name and Type of Termination or Change in Control	Severance		Bonus		Equity Acceleration (3)	Other Benefits (11)	TOTAL (12)

John G. Cooper
Change in Control	–		200,000	(1)	–	–	200,000

Termination by Company
– Change in Control (4)	1,200,000	(5)	200,000	(1)	–	132,668	1,532,668
– for Cause	–		–		–	102,975	102,975
– without Cause	900,000	(7)	200,000	(2)	–	125,245	1,225,245

Termination by Executive
– without Good Reason	–		–		–	102,975	102,975
– for Good Reason	900,000	(7)	200,000	(2)	–	125,245	1,225,245

Death or Disability	–		–		–	102,975	102,975

John A. Tattory
Change in Control	–		78,000	(1)	–	–	78,000

Termination by Company
– Change in Control (4)	507,000	(6)	78,000	(1)	–	59,265	644,265
– for Cause	–		–		–	16,625	16,625
– without Cause	338,000	(8)	78,000	(2)	–	45,051	461,051

Termination by Executive
– without Good Reason	–		–		–	16,625	16,625
– for Good Reason	338,000	(8)	78,000	(2)	–	45,051	461,051

Death or Disability	–		–		–	16,625	16,625

Steven G. Simonson, M.D.
Change in Control	–		90,000	(1)	–	–	90,000

Termination by Company
– Change in Control (4)	585,000	(6)	90,000	(1)	–	48,409	723,409
– for Cause	–		–		–	5,769	5,769
– without Cause	390,000	(8)	90,000	(2)	–	34,195	514,195

Termination by Executive
– without Good Reason	–		–		–	5,769	5,769
– for Good Reason	390,000	(8)	90,000	(2)	–	34,195	514,195

Death or Disability	–		–		–	5,769	5,769

Name and Type of Termination or Change in Control	Severance		Bonus		Equity Acceleration (3)	Other Benefits (11)	TOTAL (12)
Thomas F. Miller, Ph.D., MBA
Change in Control	–		113,750	(1)	–	–	113,750

Termination by Company
– Change in Control (4)	658,125	(6)	113,750	(1)	–	95,918	867,793
– for Cause	–		–		–	53,462	53,462
– without Cause	438,750	(8)	113,750	(2)	–	81,766	634,266

Termination by Executive
– without Good Reason	–		–		–	53,462	53,462
– for Good Reason	438,750	(8)	113,750	(2)	–	81,766	634,266

Death or Disability	–		–		–	53,462	53,462

Thomas C. Hoy

Termination by Company
– Change in Control (4)	187,331	(9)	62,444	(1)	–	25,795	275,570
– for Cause	–		–		–	4,803	4,803
– without Cause	124,888	(10)	62,444	(2)	–	18,798	206,130

Termination by Executive
– without Good Reason	–		–		–	4,803	4,803
– for Good Reason	124,888	(10)	62,444	(2)	–	18,798	206,130

Death or Disability	–		–		–	4,803	4,803

Russell G. Clayton, D.O.

Termination by Company
– without Cause	375,050	(8)	–	(2)	–	40,527	415,307

(1)
Upon a change in control and assuming that the executive continues to be employed, each of Messrs. Cooper and Tattory and Drs. Simonson and Miller are entitled to a bonus for the fiscal years ending during the two years following the date of termination at least equal to his respective Annual Bonus Amount, payable no later than March 15 of the following fiscal year.  In addition, upon a termination in connection with a Change of Control, each of the executives shall be entitled to a bonus equal to his respective Annual Bonus Amount prorated for the number of days employed in the year of the date of termination.  The Annual Bonus Amounts for Mr. Cooper, Mr. Tattory, Dr. Simonson, Dr. Miller and Mr. Hoy are 50%, 30%, 30%, 35% and 25%, respectively, of their individual base salaries, which were $400,000, $260,000, $300,000, $325,000 and $249,775, respectively, on December 31, 2014.

(2)
The amounts set forth in the table represent the maximum amounts that would be paid.  Upon termination by us without Cause or by the executive for Good Reason, this executive is entitled to a percentage of his or her Annual Bonus Amount that equals that percentage of aggregate Annual Bonus Amounts actually paid to the other contract executives with respect to the year in which the termination occurs, prorated for the number of days the executive is employed in the year the termination occurs and payable on the date that other contract executives are paid their bonuses with respect to such year.  For example, if all other executive officers are paid total aggregate bonuses of $100,000 and the total aggregate Annual Bonus Amounts is $200,000, the executive will be entitled to 50% of his or her Annual Bonus Amount, prorated for the number of days employed in the year of the termination occurs.

(3)
For the purpose of this presentation, the value of equity acceleration is calculated by multiplying the number of stock options that are subject to acceleration by the difference between the closing price of our Common Stock on December 31, 2014 and the exercise or purchase price of the stock awards.  If the exercise or purchase price of the stock awards was greater than the closing price of our Common Stock on December 31, 2013, no value for that stock award is included in the presentation.  The number of shares remaining unvested under each executive's stock option is set forth in the “Outstanding Equity Awards” table.  As of December 31, 2014, each of Mr. Cooper, Mr. Tattory, Dr. Miller and Mr. Hoy had unvested shares arising from the following grants: (i) a grant issued on 5/4/2012 with a strike price of $2.71, (ii) a grant issued on 3/26/2013 with a strike price of $2.36, and (iii) a grant issued on 3/6/2014 with a strike price of $2.58.  As of December 31, 2014, Dr. Simonson had unvested shares arising for a grant issued on 5/19/2014 with a strike price of $1.70.  Under the terms of Mr. Cooper’s Employment Agreement, all unvested shares of restricted stock and stock options would continue to vest over a period of 18 months following a termination by us without Cause or by Mr. Cooper for Good Reason, the value of which is reported in this column.

(4)
Under the Executive Agreements, a termination of employment is considered “termination in connection with a change of control” if employment is terminated by us (other than for Cause) or by the executive for Good Reason during the 24 months following the Change of Control.

(5)	Upon termination in connection with a Change of Control, this executive is entitled to a severance amount equal to two times the sum of the executive's base salary and the Annual Bonus Amount.

(6)	Upon termination in connection with a Change of Control, this executive is entitled to a severance equal to one and one half times the sum of the executive's base salary and the annual bonus amount.

(7)
Upon termination by us without Cause or by the executive for Good Reason, this executive is entitled to a severance amount equal to one and one half times the sum of the executive's base salary and the Annual Bonus Amount.

(8)	Upon termination by us without Cause or by the executive for Good Reason, this executive is entitled to a severance amount equal to the sum of the executive's base salary and the Annual Bonus Amount.

(9)	Upon termination in connection with a Change of Control, this executive is entitled to a severance amount equal to 9 months of the executive’s base salary.

(10)	Upon termination by us without Cause or by the executive for Good Reason, this executive is entitled to a severance amount equal to 6 months of the executive's base salary.

(11)
This amount consists of the value of any continuation of health benefits provided to the executive under the executives’ agreements and the value of earned and unused vacation, if any, payable at the time of termination.  Upon termination in connection with a Change of Control, each executive is entitled to continuation of health benefits as provided for the executive and the executive's participating family members at the time of termination (“Benefit Continuation”) for a period of up to 24 months for Mr. Cooper, 18 months for each of Mr. Tattory and Drs. Simonson and Miller, and 9 months for Mr. Hoy.  Upon termination by us without Cause or by the executive for Good Reason, the executives are entitled to Benefit Continuation for a period of 18 months for Mr. Cooper, 12 months for each of Mr. Tattory and Drs. Simonson, Miller and Clayton, and 6 months for Mr. Hoy.

(12)
Upon a Change in Control, the executives may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code.  The executives’ employment agreements provide that in such event, payments will automatically be reduced as provided in the employment agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no reportable transactions between us and any person that is a related party to us since the beginning of our fiscal year ended December 31, 2014, and none are currently proposed.  Any proposed transaction between us and any related party that involves an amount in excess of $120,000 must be submitted to, and reviewed and approved by, the Audit Committee of the Board.  The Audit Committee will make its determination based on the particular circumstances of the proposed transaction, including whether the proposed transaction is in our best interest and does not involve an expense in excess of that which would likely be incurred in an arms’ length transaction.  In reviewing such transactions, the Audit Committee refers to our written corporate policies related to conflicts of interest and related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers (including a person performing a principal policy-making function) and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.  Reporting Persons are required by SEC regulations to furnish us with copies of all filings they file make under Section 16(a) and we are required to identify those Reporting Persons who failed to make such filings timely.  Based solely on a review of the copies of any such filings made available to us and written representations from our officers and directors, we believe that all Reporting Persons complied with the filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2014.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may send communications to our Board, Chairman of the Board, any individual director or the Nomination and Governance Committee in writing c/o Mary B. Templeton, Corporate Secretary, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  All such communications will be forwarded, as appropriate, to the Board, any specified individual director or the Nomination and Governance Committee.

STOCKHOLDER NOMINATIONS FOR CANDIDATES FOR DIRECTOR
FOR NEXT YEAR'S ANNUAL MEETING

The Nomination and Governance Committee of the Board will consider any candidate timely submitted by stockholders of record at the time of any such nomination in compliance with applicable SEC rules and our Amended and Restated By-Laws (the “By-Laws”).  If the 2016 Annual Meeting is held within 30 days of the anniversary of the 2015 Annual Meeting, to be considered timely, any stockholder nomination must be in compliance with the procedure set forth in our By-laws and received no earlier than December 1, 2015 and no later than December 31, 2015 and should be sent to the Nomination and Governance Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  The Nomination and Governance Committee determines, in its sole discretion, whether any such candidate qualifies for candidacy under the criteria described above and in the charter of the Nomination and Governance Committee.

Stockholders’ nominations for candidates for election at the 2016 Annual Meeting must be submitted in writing to our Corporate Secretary and, to be in proper form, must include the following information about the proposed candidate: (i) the candidate’s name, age, business address and residence address, (ii) the candidate’s principal occupation or employment, (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the candidate, (iv) a representation that the candidate does not have, nor will have, any undisclosed voting commitments or other arrangements with respect to such candidate’s actions as a director, (v) any other information relating to the candidate or such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) a written consent of the candidate to being named as a nominee and to serve as a director if elected.

Stockholders’ nominations must include the following information about the nominating stockholder: (a) the nominating stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the nominating stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and each proposed candidate and any other person or persons pursuant to which the nomination is to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate, (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of our capital stock or with a value derived in whole or in part from the value of any class or series of shares of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of our capital stock, (g) any short interest in any security of ours (for this purpose, the stockholder shall be deemed to have a short interest in a security if such stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (h) any rights to dividends on the shares of our capital stock owned beneficially by such stockholder that are separated or separable from the underlying shares, (i) any proportionate interest in shares of our capital stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (j) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our capital stock or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date, and (k) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  From time to time, the Board may change the process through which stockholders may recommend candidates to the Nomination and Governance Committee.  Any changes to this process will be posted on our corporate website at http://www.discoverylabs.com.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our next annual meeting of stockholders must be submitted in writing in compliance with applicable SEC rules and our Amended and Restated By-Laws to the Corporate Secretary at our principal executive offices, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  If the 2016 Annual Meeting is held within 30 days of the anniversary of the 2015 Annual Meeting, such proposals must be in compliance with our By-laws and received by us no earlier than December 1, 2015 and no later than December 31, 2015 and should be sent to the Nomination and Governance Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials.  In that event, we will issue a statement designating the date by which such proposals must be received.  To avoid controversy as to the date on which we receive a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

To be in proper form, stockholders’ proposals must include a brief description of the proposal desired to be brought before the meeting and the reasons for bringing such proposal at the meeting, as well as the following information about the proposing stockholder: (a) the proposing stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the proposing stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal by such proposing stockholder and any material interest of such proposing stockholder in such business, (d) a representation that such proposing stockholder intends to appear in person or by proxy at the meeting to offer the proposal, and include the information set forth in items (e) through (k) of the information required with respect to stockholder nominations of candidates for election to the Board described above under the heading “Stockholder Nominations for Candidates for Director for Next Year's Annual Meeting,” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our proxy materials.  A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) if your shares are held in street name, notify your broker, or (2) if your shares are carried on the books of our transfer agent, direct a written request to: Investor Relations, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 or contact our Corporate Secretary at (215) 488-9300.  If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, you should contact your broker.  In addition, for shares carried on the books of our transfer agent, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the 2014 Annual Report to Stockholders and Proxy Statement to stockholders at a shared address to which a single copy of the documents was delivered.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us.  Proxies will be solicited principally through the mail.  We have engaged Morrow & Co., LLC to assist in administration and solicitation of proxies for the annual meeting and expect to pay Morrow & Co., LLC a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.  The address of Morrow is 470 West Avenue, Stamford, CT 06902.  Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter.  In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of Common Stock are registered in nominee name.  We will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, is available to stockholders without charge at http://www.sec.gov or at http://www.discoverylabs.com, or upon written request addressed to Discovery Laboratories, Inc., Attn.: Investor Relations, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

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Forward-Looking Statements

To the extent that statements in this Proxy Statement are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of our product development or otherwise as to future events, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this Proxy Statement are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Such risks and others are further described in our filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this Proxy Statement speaks only as of the date on which it is made.  We assume no obligation to update or revise any forward-looking statements.

*            *            *

The prompt voting of your shares will ensure a quorum and save us the expense of further solicitation.  Your cooperation in giving this matter your immediate attention is greatly appreciated.

By Order of the Board of Directors

Mary B. Templeton, Esq.
Senior Vice President, General Counsel &

Corporate Secretary
Warrington, Pennsylvania
April 28, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - QUICK *** EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet ormby telephone must be received by 7:00 p.m., Eastern Time, on June 8, 2015. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.  ▲FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED ▲ PROXY  Please mark your votes like this ☒  Proposal 1 To elect Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. FOR all Nominees listed below (except as marked to the contrary below)  WITHHOLD AUTHORITY to vote for all nominees listed below Proposal 2 To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015 FOR  AGAINST   ABSTAIN  Proposal 3 To approve on an advisory basis the compensation of the Company’s named executive officers.  FOR  AGAINST   ABSTAIN  NOMINEES: (01) John R. Leone . (02) John G. Cooper (03) Joseph M. Mahady (04) Bruce A. Peacock (05) Marvin E. Rosenthale, Ph.D (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.) COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature__________________________________________Signature______________________________________________ Date_____________, 2015. PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE COMPANY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held June 9, 2015.

The Proxy Statement and our 2014 Annual Report to Stockholders are
available at: http://www.ezodproxy.com/discoverylabs/2015

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Discovery Laboratories, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints John G. Cooper, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Discovery Laboratories, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 9, 2015 at 8:00 a.m. Eastern Daylight Time at Homewood Suites, 2650 Kelly Road, Warrington, PA 18976, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2015, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon other such business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1, 2 and 3 is proposed by the Company.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ON THE REVERSE SIDE AS DIRECTORS, “FOR” THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Discovery Laboratories, Inc.

PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)